UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Unica Corporation

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UNICA CORPORATION
Reservoir Place North
170 Tracer Lane
Waltham, Massachusetts 02451

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

We cordially invite you to attend our 2010 annual meeting of stockholders, which is being held as follows:

Date:	Thursday, February 25, 2010
Time:	10:00 A.M., local time
Location:	Unica Corporation Headquarters Reservoir Place North, 170 Tracer Lane Waltham, MA 02451

At the meeting, we will ask you and our other stockholders to consider and vote on the following matters:

1.	To elect three Class II directors to three-year terms;

2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2010; and

3.	To consider and act upon any other business properly presented at the meeting or any postponement or adjournment of the meeting.

You may vote on these matters in person or by proxy. We ask that you complete and return the enclosed proxy card promptly — whether or not you plan to attend the meeting — in the enclosed addressed, postage-paid envelope, so that your shares will be represented and voted at the meeting in accordance with your wishes. If you attend the meeting, you may withdraw your proxy and vote your shares in person. If your shares are held in street name and you do not plan to attend the meeting, please follow the instructions provided by the holder of record to ensure that your shares are voted. Only stockholders of record at the close of business on January 8, 2010 may vote at the meeting.

By Order of the Board of Directors,

Jason W. Joseph
Vice President, General Counsel & Secretary

Waltham, Massachusetts
January 25, 2010

PROXY STATEMENT
FOR THE
UNICA CORPORATION
2010 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 25, 2010

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INFORMATION ABOUT THE MEETING

This Proxy Statement

We have sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at our 2010 annual meeting of stockholders or any adjournment or postponement of the meeting. The meeting will be held at 10:00 A.M., local time, on Thursday, February 25, 2010, at the offices of Unica Corporation, 170 Tracer Lane, Waltham, Massachusetts 02451.

•	THIS PROXY STATEMENT summarizes information about the proposals to be considered at the meeting and other information you may find useful in determining how to vote.

•	THE PROXY CARD is the means by which you actually authorize another person to vote your shares in accordance with your instructions.

Our directors, officers and employees may solicit proxies in person or by mail, telephone, facsimile or electronic mail. We will pay the cost of soliciting these proxies. We expect that the expense of any solicitation will be nominal. We will reimburse brokers and other nominee holders of shares for expenses they incur in forwarding proxy materials to beneficial owners of those shares. We have not retained the services of any proxy solicitation firm to assist us in this solicitation. In the event we subsequently decide to engage a proxy solicitation firm, we will pay all of the fees and reasonable out-of-pocket expenses incurred by that firm in connection with our solicitation of proxies for the meeting. We expect that those fees would not exceed $15,000.

We intend to mail this proxy statement and the enclosed proxy card to stockholders on or about January 25, 2010. In this mailing, we will include copies of our 2009 Annual Report to Stockholders. We refer to the fiscal year ended September 30, 2009 as fiscal 2009 throughout this proxy statement.

How to Vote

At the meeting, each holder of record is entitled to one vote for each share of common stock registered in such stockholder’s name with our transfer agent at the close of business on January 8, 2010. The proxy card states the number of shares you are entitled to vote at the meeting. You may vote your shares at the meeting in person or by proxy:

•	TO VOTE BY PROXY, you must complete and return the enclosed proxy card. Your proxy card will be valid only if you sign, date and return it before the meeting. By completing and returning the proxy card, you will direct the designated persons to vote your shares at the meeting in the manner you specify in the proxy card. If you complete the proxy card with the exception of the voting instructions, then the designated persons will vote your shares in favor of the proposals described in this proxy statement. If any other business properly comes before the meeting, the designated persons will have the discretion to vote your shares as they deem appropriate.

If your shares are not directly registered in your name in the records of our transfer agent, but instead are held on your behalf by a bank, broker or other nominee (sometimes referred to as being held in “street name”) and not in your name, you are the beneficial owner of those shares but are not the registered owner of those shares. As the beneficial owner of your shares, you will receive an instruction card or other instructions from the holder of record of your shares (the holder of record in this case will be your bank, broker or other nominee) that you must follow in order for your shares to be voted at the annual meeting. Please note that if your shares are held in street name you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the meeting.

Revocability of Proxy

Even if you complete and return a proxy card, you may revoke it at any time before it is exercised by taking one of the following actions:

•	sending written notice to Jason W. Joseph, Vice President, General Counsel and Secretary, at our address set forth in the notice appearing before this proxy statement;

•	returning another signed proxy card bearing a later date to Mr. Joseph before the meeting; or

•	attending the meeting, notifying Mr. Joseph that you are present, and then voting in person.

If you own shares in “street name,” the record holder of your shares should provide you with appropriate instructions for changing your vote.

Quorum Required to Transact Business

At the close of business on January 8, 2010, 21,072,375 shares of common stock were outstanding. Our by-laws require that shares representing a majority of the votes entitled to be cast by the holders of our common stock outstanding on that date be present in person, present by means of remote communication in any manner authorized by the board of directors or represented by proxy at the meeting in order to constitute the quorum necessary to transact business at the meeting, Shares as to which holders abstain from voting as to a particular matter, votes withheld and “broker non-votes” (described below) will be counted in determining whether there is a quorum of stockholders present at the meeting provided that a proxy card is returned with respect to such shares or such shares are otherwise present in person at the meeting.

Broker Non-Votes

If your shares of stock are held in street name (i.e. shares held on your behalf by a bank, broker or other nominee rather than shares which are directly registered in your name in the records of our transfer agent), you will receive an instruction card from your bank, broker or other nominee which provides you with an opportunity to instruct the bank, broker or other nominee on how to vote the shares that they hold on your behalf. If you fail to return the instruction card or return the instruction card but do not indicate on the card how you would like the bank, broker or other nominee to vote the shares that they hold on your behalf, then the broker may decline or be unable to vote the shares that they hold on your behalf. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers who do not otherwise receive instructions from the beneficial owners of the shares they hold in street name have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the ratification of auditors and with respect to brokers who are not New York Stock Exchange member organizations, any uncontested election of directors. Non-routine matters include matters such as the approval of a proposed stock exchange program and for any broker who is a New York Stock Exchange member organization, any election of directors. A “broker non-vote” will occur with respect to the annual meeting if the bank, broker or other nominee who holds your shares on your behalf returns a proxy card with respect to the shares it holds on your behalf but is unable to vote for a particular matter because the broker has not received voting instructions from the beneficial owner and to the extent that the matter is a routine matter, declines to exercise its discretion to vote the shares it holds on your behalf on such routine matter.

Please note that if you do not provide specific instructions to your broker on how to vote the shares it holds on your behalf with respect to the election of our directors, your broker may not be able to vote those shares in its discretion and your vote may not be counted toward the election of our directors. If you hold shares in street name, please make sure to sign, date and return your instruction card to your bank, broker or other nominee so that your shares will be voted.

Other Information

The text of our annual report on Form 10-K for fiscal 2009 is included, without exhibits, in our 2009 Annual Report to Stockholders and also may be found in the investor relations portion of our website at

http://www.unica.com or through the Securities and Exchange Commission’s (“SEC”) electronic data system called EDGAR at http://www.sec.gov. In addition, we will send any requesting stockholder a copy of the exhibits to our annual report on Form 10-K, at no charge. To receive copies, please send a written request to our corporate Secretary, Jason W. Joseph, at our offices located at Reservoir Place North, 170 Tracer Lane, Waltham, Massachusetts 02451. The information contained on our website is not incorporated by reference and should not be considered as part of this proxy statement.

NOTE REGARDING AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders of Unica Corporation to be held on Thursday, February 25, 2010: This proxy statement, a sample of the form of proxy card sent or given to stockholders by us, and our 2009 Annual Report to Stockholders are available on our website located at http://investor.unica.com/annual-proxy.

DISCUSSION OF PROPOSALS

Proposal 1: Election of Class II Directors

Our by-laws provide that the board of directors be divided into three classes, with the classes serving for staggered three-year terms. In addition, our by-laws specify that the board has the authority to fix the number of directors. The board of directors currently has seven members. The terms of our directors who are designated as Class II directors are scheduled to expire as of the date of our 2010 annual meeting of stockholders.

Nominees in the General Election of Directors

The board of directors has nominated Ms. Carla Hendra, Mr. Louis Hernandez, Jr. and Mr. James Perakis for election as Class II directors at the annual meeting. A brief biography of Ms. Hendra and Messrs. Hernandez and Perakis, including their ages, as of December 31, 2009, follows. You will find information about their stock holdings under the heading “Stock Owned by Directors, Executive Officers and Greater-Than-5% Stockholders”.

Carla Hendra	Ms. Hendra has served as one of our directors since March 2007. Ms. Hendra has served as the Chairperson of Ogilvy NY and Chief Executive Officer of Ogilvy and Mather N.A. since 2007. Ms Hendra has served as Co-Chief Executive Officer of Ogilvy North America since July 2005 and as President of OgilvyOne N.A. since 1998. Prior to joining Ogilvy in 1996, Ms. Hendra served as Executive Vice President of Grey Direct, a division of Grey Advertising from 1992 to 1996. Ms. Hendra has been a director of the Brown Shoe Company, a global retail, e-commerce and manufacturing company, since November 2005. Since December 2007, Ms. Hendra has also served on the board of directors of a not for profit organization. Ms. Hendra is 53 years old.

Louis Hernandez, Jr.	Mr. Hernandez has served as one of our directors since May 2009. Mr. Hernandez has served as the Chairman of the Board of Open Solutions, a leading provider of enterprise-wide enabling technologies for financial institutions since March 2000, and as Chief Executive Officer since November 1999. From January 1998 to November 1999, Mr. Hernandez served as Executive Vice President of RoweCom Inc., an electronic commerce software vendor to the financial services, healthcare and academic markets. Mr. Hernandez served as RoweCom’s Chief Financial Officer between February 1997 and November 1999. Mr. Hernandez also serves as a director of HSBC North America Holdings Inc., a holding company for banking operations in the United States and Canada, since May 2008, and on the board of directors of HSBC USA Inc., and its principal subsidiary, HSBC Bank USA, N.A. since May 2008. Mr. Hernandez has served as a member of the board of directors of Avid Technology Inc., a publicly-traded company and worldwide leader in providing tools for film, video, audio, 3D animation, gaming and broadcast professionals since February 2008. Mr. Hernandez is active in several community organizations, and currently serves as a member of the board of trustees of the Connecticut Center for Science & Exploration and as a board member of the Connecticut Children’s Medical Center. Mr. Hernandez is 43 years old.

James A. Perakis	Mr. Perakis has served as one of our directors since February 2000. Since October 2001, Mr. Perakis has served as chairman of Netkey, Inc., a privately-held provider of self-service and digital signage software. From 1985 to 1998, Mr. Perakis was Chief Executive Officer of Hyperion Software Corporation, a provider of enterprise financial management and planning software. Mr. Perakis also serves on the board of directors of several private companies. Mr. Perakis is 66 years old.

The affirmative “FOR” vote of the holders of a plurality of the votes cast by our stockholders entitled to vote on the election is required for the election of each director. Voting by plurality means that the director nominee who receives the greatest number of votes for a particular directorship will be elected as a director for that directorship.

Our board of directors recommends that you vote FOR the election of Ms. Hendra and Messrs. Hernandez and Perakis as Class II directors.

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm

Our audit committee has selected the firm of PricewaterhouseCoopers LLP to serve as our Independent Registered Public Accounting Firm for fiscal 2010. We are asking stockholders to ratify this appointment. Stockholder ratification of such selection is not required by our by-laws or other applicable legal requirements. However, our board of directors is submitting the selection of PricewaterhouseCoopers LLP to stockholders for ratification as a matter of good corporate practice. In the event that stockholders fail to ratify the selection, our audit committee will reconsider whether to retain that firm. Even if the selection is ratified, our audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if our audit committee believes that such a change would be in our and our stockholders’ best interests.

A representative of PricewaterhouseCoopers LLP is expected to be present at our 2010 annual meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

The affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote at the meeting is being sought to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2010.

Our board of directors recommends that you vote FOR the ratification of the selection of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for fiscal 2010.

Other Matters

Neither we nor the board of directors intends to propose any matters at the meeting other than the election of three Class II directors and ratification of the appointment of our independent registered public accounting firm.

Deadline for Submission of Stockholder Proposals for 2011 Annual Meeting

Any proposal that a stockholder wishes to be considered for inclusion in our proxy statement and proxy card for our 2011 annual meeting of stockholders, which we currently intend to hold in February 2011, must comply with the requirements of Rule 14a-8 under the Securities Exchange Act and must be submitted to our Secretary, Jason W. Joseph, at our address set forth in the notice appearing before this proxy statement by September 28, 2010.

If a stockholder wishes to present a proposal before the 2011 annual meeting but does not wish to have the proposal considered for inclusion in our proxy statement and proxy in accordance with Rule 14a-8, the stockholder must give written notice to our corporate Secretary, Jason W. Joseph, at the address noted above. Our Secretary must receive the notice not earlier than October 29, 2010 and not later than November 26, 2010.

Important Notice Regarding Delivery of Security Holder Documents

Some banks, brokers and other nominee record holders may be already “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write to or call us at the following address or phone number: Investor Relations, Unica Corporation, Reservoir Place North, 170 Tracer Lane, Waltham, Massachusetts 02451, telephone 781-839-8000. If you want to receive separate copies of the proxy statement and annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder or you may contact us at the above address.

INFORMATION ABOUT CONTINUING DIRECTORS

Background Information

Our Class III and Class I directors will continue in office following the meeting. The terms of our Class III directors will end at our 2011 annual meeting of stockholders, and the terms of our Class I directors will end at our 2012 annual meeting of stockholders. Messrs. Ain and Schechter are Class III directors and Messrs. Haroian and Lee are Class I directors. Brief biographies of our directors, including their ages, as of December 31, 2009 follow. You will find information about their stock holdings under the heading “Stock Owned by Directors, Executive Officers and Greater-Than-5% Stockholders” in this proxy statement.

Aron J. Ain	Mr. Ain has served as one of our directors since August 2005. Since October 2005, Mr. Ain has served as Chief Executive Officer of Kronos Incorporated, a provider of workforce management solutions. Mr. Ain served as Executive Vice President and Chief Operating Officer of Kronos from February 2002 until October 2005. Previously, Mr. Ain served as Vice President of Worldwide Sales and Service of Kronos from 1988 until February 2002. Mr. Ain was employed in various positions at Kronos from 1979 through 1988. Mr. Ain serves on the board of directors of Kronos. Mr. Ain also serves as a trustee on the board of MetroWest Medical Center and on the board of several not-for-profit organizations. Mr. Ain is 52 years old.

Robert P. Schechter	Mr. Schechter has served as one of our directors and the chair of our audit committee since January 2005. Mr. Schechter served as the President and Chief Executive Officer of NMS Communications Corporation (now known as LiveWire Mobile, Inc.), a global provider of managed personalization services for mobile operators from 1995 to 2008 and served as its Chairman of the Board since 1996. From 1987 to 1994, Mr. Schechter held various senior executive positions with Lotus Development Corporation, and from 1980 to 1987, he was a partner at Coopers and Lybrand LLP. Mr. Schechter currently serves on the board of directors of Parametric Technology, Inc., a provider of software solutions and related services for product development. Mr. Schechter is also a board member of two private companies. Mr. Schechter is 61 years old.

Gary E. Haroian	Mr. Haroian has served as one of our directors since January 2009. From April 2000 to December 2002, Mr. Haroian held various positions at Bowstreet Software, Inc., a provider of software application tools, including chief financial officer, chief operating officer and chief executive officer. From 1997 to 2000, Mr. Haroian served as Senior Vice President of finance and administration and Chief Financial Officer of Concord Communications, Inc., a network management software company. From 1983 to 1996, Mr. Haroian served in various positions, including Chief Financial Officer, President, Chief Operating Officer and Chief Executive Officer, at Stratus Computer, Inc., a provider of continuous availability hardware and software solutions. Since December 2002, Mr. Haroian has served as a director and Financial Expert to several public and private technology companies. Mr. Haroian is currently a director and Audit Committee Chair for Aspen Technology, Inc., a supplier of process manufacturing optimization software, Network Engines, Inc. , a provider of server appliance products and services for storage, security and communications software vendors, Phase

Forward, Inc., a supplier of Web-based clinical trial data collection and management software and services, and A123Systems, Inc., a supplier of high-power lithium ion batteries, each a publicly held company, and is also a director and Audit Committee Chair of a privately held company. Mr. Haroian is 58 years old.

Yuchun Lee	Mr. Lee co-founded our company and has served in the capacity of President or Chief Executive Officer and Chairman since our inception in December 1992. Since May 2006, Mr. Lee has served on the board of directors for a privately-held provider of enterprise remote management and monitoring software and has also served on the board of directors for the Direct Marketing Association since October 2005. From 1989 to 1992, Mr. Lee was a senior consultant at Digital Equipment Corporation, a supplier of general computing technology and consulting services. Mr. Lee received Bachelor and Master of Science degrees in electrical engineering and computer science from the Massachusetts Institute of Technology and a Master of Business Administration from Babson College. Mr. Lee is 44 years old.

INFORMATION ABOUT CORPORATE GOVERNANCE

Corporate Governance Guidelines

The board of directors has adopted corporate governance guidelines to assist the board in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. These guidelines, which provide a framework for the conduct of the board’s business, provide that:

•	the principal responsibility of the directors is to oversee our management;

•	a majority of the members of the board shall be independent directors;

•	the independent directors meet regularly in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually the board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Board Determination of Independence

Under Nasdaq Global Market rules, our directors only qualify as “independent directors” if, in the opinion of our board of directors, they do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The board has determined that none of Aron J. Ain, Bruce Evans, Gary E. Haroian, Carla Hendra, Louis Hernandez, Jr., James A. Perakis, Robert P. Schechter or Bradford Woloson has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 4200(a)(15) of the Nasdaq Stock Market, Inc. Marketplace Rules.

No director, or associate of any director, is a party adverse to us or any of our subsidiaries in any material proceeding or has any material interest adverse to us or any of our subsidiaries.

Board Meetings and Attendance

The board of directors met seven times during fiscal 2009, including five regular meetings and two special meetings, either in person or by teleconference. During fiscal 2009, each director attended at least 75% of the aggregate of the number of board meetings and the number of meetings held by all committees on which he or she then served.

Director Attendance at Annual Meeting of Stockholders

Our corporate governance guidelines provide that directors are responsible for attending our annual meetings of stockholders. All then-serving directors, other than Carla Hendra, attended our 2009 annual meeting of stockholders, either in person or by telephone.

Board Committees

The board of directors has established three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which operates under a charter that has been approved by the board. Current copies of the standing committees’ charters are posted on the investor relations section of our website at http://www.unica.com.

The board has determined that all of the members of our three standing committees are independent as defined under the rules of the Nasdaq Global Market, and, in the case of all members of the audit committee, meet the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act.

Audit Committee.  The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from such firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from the independent registered public accounting firm;

•	establishing procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with any internal auditing staff, independent registered public accounting firm and management; and

•	preparing the audit committee report required by SEC rules that is found in the section of this proxy statement entitled “Report of Audit Committee”.

The current members of the audit committee are Robert P. Schechter, chair, Gary E. Haroian and James A. Perakis. The audit committee met seven times during fiscal 2009. Mr. Schechter has been identified as the “audit committee financial expert”. Mr. Schechter is an independent director.

Compensation Committee.  The compensation committee’s responsibilities include:

•	annually reviewing and approving, or making recommendations to our board with respect to, the compensation of our chief executive officer;

•	reviewing and approving, or making recommendations to our board with respect to, the compensation of our other executive officers;

•	overseeing and administering our equity incentive plans;

•	reviewing and discussing annually with management the compensation discussion and analysis, which is found in the section of this proxy statement entitled “Compensation and Discussion Analysis”; and

•	reviewing and making recommendations to our board with respect to director compensation.

The current members of the compensation committee are Aron J. Ain, chair, Louis Hernandez, Jr., and James A. Perakis. The compensation committee met five times during fiscal 2009. The compensation committee may delegate to one or more executive officers the power to grant options or other stock awards pursuant to our equity plans to employees who are not directors or executives of our company.

Nominating and Corporate Governance Committee.  The nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become members of our board of directors;

•	recommending to our board the persons to be nominated for election as directors and to each of our board’s committees;

•	reviewing and making recommendations to our board with respect to management succession planning;

•	developing and recommending corporate governance principles to our board; and

•	overseeing an annual evaluation of our board.

The current members of the nominating and corporate governance committee are Gary E. Haroian, chair, and Carla Hendra. The nominating and corporate governance committee met three times during fiscal 2009.

Director Candidates

The process followed by the nominating and corporate governance committee to identify and evaluate director candidates includes requests to members of the board of directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and the board.

In considering whether to recommend any particular candidate for inclusion in our board’s slate of recommended director nominees, the nominating and corporate governance committee applies the criteria set forth in the committee’s charter. These criteria include the candidate’s character, judgment, skill, expertise, experience, diversity and dedication to our company and its goals. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a significant breadth of experience, knowledge and abilities that shall assist the board of directors in fulfilling its responsibilities. Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials with respect to the individuals suggested for nomination to the Nominating and Corporate Governance Committee, c/o Jason W. Joseph, Secretary, Unica Corporation, Reservoir Place North, 170 Tracer Lane, Waltham, Massachusetts 02451. The nominating and corporate governance committee considers candidates proposed by stockholders applying the same criteria, and following substantially the same process in considering them, as it does in considering other candidates. If the board determines to nominate a stockholder-recommended candidate and recommends his or her election and that candidate is willing to serve as a member of the board, then his or her name will be included in our proxy statement for our next annual meeting.

Stockholders also have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of the nominating and corporate governance committee or the board of directors, by submitting the names and appropriate biographical information and background materials with respect to the individuals suggested for nomination and certain information regarding the stockholder or group of stockholders making the recommendation, as required by our by-laws, to Jason W. Joseph, Secretary, Unica Corporation, Reservoir Place North, 170 Tracer Lane, Waltham, Massachusetts 02451 within the time periods set forth above under “Deadline for Submission of Stockholder Proposals for 2011 Annual Meeting.” Candidates nominated by stockholders in accordance with the procedures set forth in our by-laws are not required to be included in our proxy statement for our next annual meeting.

Communicating with Independent Directors

The board of directors will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by the committee charters, the chairman of the board (if an independent director), or the lead director (if one is appointed), or otherwise the chair of the nominating and corporate governance committee shall, subject to the advice and assistance from the general counsel, (1) be primarily responsible for monitoring communications from stockholders and other interested parties, and (2) provide copies or summaries of such communications to the other directors as he or she considers appropriate. Stockholders who wish to send communications on any topic to the board should address such communications to the board of directors, in care of our Secretary, at the address set forth in the notice appearing before this proxy statement or may use the process set forth at http://investor.unica.com/contactboard.cfm.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. We have posted a current copy of the Code on the investor relations section of our website at http://www.unica.com. In addition, we will post on our website all disclosures that are required by law or Nasdaq Global Market listing standards concerning any amendments to, or waivers from, any provision of the Code. In addition, we will send any requesting stockholder a copy of our Code of Business Conduct and Ethics, at no charge. To receive copies, please send a written request to our corporate Secretary, Jason W. Joseph, at our offices located at Reservoir Place North, 170 Tracer Lane, Waltham, Massachusetts 02451.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a director or a member of the compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or its compensation committee. None of the current members of the compensation committee of our board has ever been one of our employees or officers.

No executive officer, or associate of any executive officer, is a party adverse to us or any of our subsidiaries in any material proceeding or has any material interest adverse to us or any of our subsidiaries.

Certain Relationships and Related Transactions

Policies and Procedures Regarding Review, Approval and Ratification of Related Person Transactions

The audit committee of the board of directors, pursuant to its written charter, is charged with reviewing and approving all “related party transactions” (defined as transactions required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission) on an ongoing basis. The audit committee has not adopted any specific procedures for conducting such reviews and considers each transaction in light of the specific facts and circumstances presented.

Related Party Transactions

Prior to our initial public offering in August 2005, we entered into a registration rights agreement with the holders of our preferred stock. Upon the completion of the initial public offering, all of the outstanding shares of our preferred stock automatically converted into shares of our common stock. Pursuant to the registration rights agreement, the holders of these shares have the right to require us to register these shares under the Securities Act of 1933 as amended, under specific circumstances. The shares to be included in any demand registration by the holders of these shares must have an estimated aggregate value of at least $1.0 million (based on the then current market price). Further, if we propose to register any of our common stock issued in connection with acquisitions and benefits plans, or if any holders of these shares exercise a demand, the other holders of registration rights under the registration rights agreement will have the right to include their shares of common stock in the registration, subject to limitations. Upon registration, these shares will become freely tradable without restriction under the Securities Act. Mr. Perakis, one of our directors, has such registration rights.

We have entered into indemnification agreements with each of our directors and executive officers, except for Mr. Haroian and Mr. Hernandez. Each indemnification agreement provides that we will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as our director, officer, employee or agent, provided that he or she acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. In the event that we do not assume the defense of a claim against our director or executive officer, we are required to advance his or her expenses in connection with his or her defense, provided that he or she undertakes to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by us.

Director Compensation

The following table sets forth information concerning the fiscal 2009 compensation of our directors who are not also named executive officers.

Director Compensation

	Fees Earned	Option	Restricted
	or Paid in	Awards	Stock Unit
	Cash(1)	(2)(3)	Awards(4)	Total
Name	($)	($)	($)	($)

Aron J. Ain	26,250	24,273	17,852	68,375
Bruce R. Evans(5)	25,250	36,573	67,642	129,465
Gary E. Haroian(6)	17,250	8,822	17,852	43,924
Carla Hendra	15,750	24,273	17,852	57,875
Louis Hernandez, Jr.(7)	7,500	3,644	7,945	19,089
James A. Perakis	30,500	24,273	17,852	72,625
Robert P. Schechter	35,250	30,451	17,852	83,553
Bradford D. Woloson(8)	8,500	18,535	—	27,035

(1)	Fees Earned include annual fees paid to each director plus fees associated with committee membership and/or chairmanship of committees.

(2)	Amounts reflect the share-based compensation expense that we recognized in fiscal 2009 for financial statement reporting purposes. For a discussion of our valuation assumptions, see Note 2 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended September 30, 2009, filed with the SEC on December 10, 2009.

(3)	The following table shows the aggregate number of outstanding stock options held by each of our non-employee directors as of September 30, 2009.

(4)	The following table shows the aggregate number of Restricted Stock Units held by each of our non-employee directors as of September 30, 2009.

(5)	Mr. Evans resigned from our board of directors effective September 30, 2009.

(6)	Mr. Haroian joined our board of directors on January 20, 2009.

(7)	Mr. Hernandez joined our board of directors on May 12, 2009.

(8)	Mr. Woloson resigned from our board of directors effective January 20, 2009.

		Unvested	Grant
	Outstanding Stock	Restricted	Date Fair
	Options	Stock Units	Value
Name	(#)	(#)	($)

Aron J. Ain	65,000	7,164	377,129
Bruce R. Evans(1)	57,500	0	295,894
Gary E. Haroian(2)	6,250	7,164	48,902
Carla Hendra	35,000	7,164	159,176
Louis Hernandez, Jr.(3)	3,753	3,753	25,620
James A. Perakis	60,000	7,164	328,728
Robert P. Schechter	78,333	7,164	436,372
Bradford D. Woloson(4)	0	0	0

(1)	Mr. Evans resigned from the board of directors effective September 30, 2009.

(2)	Mr. Haroian joined our board of directors on January 20, 2009.

(3)	Mr. Hernandez joined our board of directors on May 12, 2009.

(4)	Mr. Woloson resigned from our board of directors effective January 20, 2009.

Our plan regarding compensatory arrangements with non-employee directors became effective upon the closing of our initial public offering in August 2005 and was amended July 31, 2006, March 7, 2008 and February 26, 2009. Under our plan in effect for the first quarter of fiscal 2009, we paid our non-employee directors a monthly retainer of $1,250 for their services as directors. In addition, we paid the chair of the audit committee a $166.67 monthly retainer fee. We also paid each non-employee director an additional monthly retainer fee of $250 per committee for serving on each of the audit, compensation and nominating and corporate governance committees. All retainers were payable in arrears for that quarter. We also paid each director a fee of $1,000 per committee meeting attended after the second committee meeting of the year.

Under our plan that became effective February 26, 2009, we pay our non-employee directors an annual retainer of $15,000. We also pay our directors a fee of $1,000 for each meeting of the board beginning with the seventh board meeting in the calendar year. We further grant each director, as of each annual meeting of stockholders: a) 5,000 restricted stock units each representing a right to receive one share of our common stock upon vesting in full, which occurs as of the immediately succeeding annual meeting of stockholders; b) a number of restricted stock units determined by dividing $10,000 by the average closing price of our common stock over the 20 trading days preceding such annual meeting of stockholders upon vesting in full, which occurs as of the immediately succeeding annual stockholder meeting; c) an option to purchase 5,000 shares of our common stock with an exercise price equal to the fair market value on the grant date. The options we grant our directors vest in full as of the immediately succeeding annual meeting of stockholders and terminate upon the earlier of three months after the final date on which the director is a member of the board and six years after the grant date. We pay the chair of the audit committee a supplementary annual retainer fee of $20,000 and an additional fee of $1,500 for each audit committee meeting attended beginning with the seventh meeting in the calendar year. We pay the chair of the Compensation Committee a supplemental annual retainer fee of $10,000 and an additional fee of $1,000 for each compensation committee meeting attended beginning with the fifth meeting in the calendar year. We pay the chair of the Nominating Committee a supplemental annual retainer fee of $5,000 and an additional fee of $1,000 for each compensation committee meeting attended beginning with the third meeting in the calendar year. We pay the members of the audit committee (other than the chair) a fee of $1,500 for each meeting of the audit committee attended by such member and we pay the members of any other committee (other than the chair) a fee of $1,000 for each meeting of such committee attended by such member. All cash retainers and fees are paid quarterly in arrears.

For any non-employee director that joins our board after February 26, 2009, such director shall receive, without further action required, a grant on the date such director joins our board of (a) an option which (i) shall be exercisable to purchase a number of shares of common stock equal to 417 multiplied by the number of months (rounded to the nearest month) in the period from the grant date until the next scheduled annual stockholder meeting (or, if the next annual meeting of stockholders has not been scheduled as of the grant date, the anniversary of the last annual meeting of stockholders), (ii) shall have an exercise price equal to the fair market value on the grant date, (iii) shall vest in full as of the immediately succeeding annual meeting of stockholders, and (iv) shall terminate upon the earlier of three months after the final date on which the director is a member of our board and six years after the grant date; and (b) a number of restricted stock units equal to 417 multiplied by the number of months (rounded to the nearest month) in the period from the grant date until the next scheduled annual stockholder meeting of stockholders (or, if the next annual meeting of stockholders has not been scheduled as of the grant date, the anniversary of the last annual meeting of stockholders), each restricted stock unit representing a right to receive in the future one share of common stock upon vesting in full, which occurs as of the immediately succeeding annual meeting of stockholders.

Upon our 2009 annual meeting of stockholders held on February 26, 2009, Aron J. Ain, Bruce R. Evans, Gary E. Haroian, Carla Hendra, James A. Perakis and Robert P. Schechter were each granted an option to purchase 5,000 shares of common stock each at an exercise price of $4.84 per share, the closing price on the date of the grant. For our continuing directors, each option is fully exercisable as of February 25, 2010, the date of our 2010 annual meeting of stockholders, and terminates upon the earlier of three months after the date on which the director ceases to be a member of the board and six years after the grant date. Aron J. Ain, Bruce R. Evans, Gary E. Haroian, Carla Hendra, James A. Perakis and Robert P. Schechter were also granted a number of restricted stock units (“RSUs”) equal to 5,000 plus an amount determined by dividing $10,000 by the average closing price of the Company’s common stock over the 20 trading days preceding February 26, 2009, each such RSU representing a right to receive in the future one share of Common Stock on February 25, 2010, the date of our 2010 annual meeting of stockholders.

Our directors who are also employees do not receive any additional compensation for their service as directors.

Report of Audit Committee

The audit committee of the board of directors has furnished the following report:

The audit committee has reviewed Unica’s audited consolidated financial statements for the fiscal year ended September 30, 2009 and has discussed these financial statements with Unica’s management and independent registered public accounting firm.

The audit committee has also received from, and discussed with, Unica’s independent registered public accounting firm various communications that the independent registered public accounting firm is required to provide to the audit committee, including the matters required to be discussed by Statement on Auditing Standards No. 61 as amended, Communication with Audit Committees, (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The independent registered public accounting firm also provided the audit committee with the written disclosures and the letter required by the Public Company Accounting Oversight Board, regarding the independent accountant’s communications with the audit committee concerning independence. The audit committee has discussed with the independent registered public accounting firm its independence from Unica.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in Unica’s annual report on Form 10-K for the fiscal year ended September 30, 2009.

AUDIT COMMITTEE
Robert P. Schechter, chair
Gary E. Haroian
James A. Perakis

Independent Registered Public Accountants

Our audit committee has selected the firm of PricewaterhouseCoopers LLP to serve as our Independent Registered Public Accounting Firm for fiscal 2010.

During the two most recent fiscal years ended September 30, 2008 and September 30, 2009, no independent accountant who was previously engaged as the principal accountant to audit our financial statements, nor any independent accountant on whom the principal accountant expressed reliance in its report regarding any of our significant subsidiaries, has resigned (or indicated it has declined to stand for re-election after the completion of the current audit) or was dismissed, no new independent accountant has been engaged as either the principal accountant to audit our registrant’s financial statements or as an independent accountant on whom the principal accountant has expressed or is expected to express reliance in its report regarding any of our significant subsidiaries, nor has any other “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K, promulgated under the Securities Exchange Act of 1934, as amended) occurred.

During the two most recent fiscal years ended September 30, 2008 and September 30, 2009, neither we nor anyone on our behalf consulted with PricewaterhouseCoopers LLP with respect to our consolidated financial statements regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.

We expect that representatives of PricewaterhouseCoopers LLP will attend the annual meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm’s Fees

The following table summarizes the fees of PricewaterhouseCoopers LLP, our independent registered public accounting firm for fiscal years 2008 and 2009 for audit and other services.

Fee Category	Fiscal 2009	Fiscal 2008

Audit Fees(1)	$1,228,896	$1,826,502
Audit-Related Fees(2)	35,000	10,620
Tax Fees(3)	144,720	82,220
All Other Fees(4)	3,945	3,945

Total Fees	$1,412,561	$1,923,287

(1)	The fees presented to us by PricewaterhouseCoopers LLP are integrated audit fees and include fees associated with the audit of our consolidated financial statements included in our annual reports on Form 10-K, the reviews of our interim condensed consolidated financial statements included in our quarterly reports on Form 10-Q and the statutory audits required for our France subsidiary, and fees incurred in connection with the audit of our internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	The audit-related fees incurred by us in fiscal 2009 and 2008 were primarily related to work performed for us by PricewaterhouseCoopers LLP in connection with comments we received from the Securities and Exchange Commission on our periodic reports filed with respect to the Securities Exchange Act of 1934, as amended. Audit-related fees in fiscal 2009 also included fees relating to our tender offer associated with our option exchange program.

(3)	The tax-related fees we incurred in fiscal 2009 as a result of tax related services provided to us by PricewaterhouseCoopers LLP primarily consisted of fees for tax compliance, general tax advice, international tax structure planning and other tax planning services.

(4)	These fees are comprised of fees for web-based accounting and finance reference materials.

None of the fees incurred in fiscal 2008 or 2009 were provided under the audit committee’s de minimis exception to the pre-approval requirements.

Pre-Approval Policies and Procedures

The audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee, or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the audit committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount for that particular service.

The audit committee has also delegated to the chair of the audit committee the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by the chair of the audit committee pursuant to this delegated authority is reported on and ratified at the next meeting of the audit committee.

INFORMATION ABOUT EXECUTIVE OFFICERS

Background Information

Set forth below are brief biographies of our current executive officers, including their ages. These biographies are current as of December 31, 2009. You will find information about their stock holdings under the heading “Stock Owned by Directors, Executive Officers and Greater-Than-5% Stockholders” in this proxy statement.

Yuchun Lee Chief Executive Officer and Chairman	Mr. Lee co-founded our company and has served in the capacity of President or Chief Executive Officer and Chairman since our inception in December 1992. Since May 2006, Mr. Lee has served on the board of directors for a privately-held provider of enterprise remote management and monitoring software and has also served on the board of directors for the Direct Marketing Association since October 2005. From 1989 to 1992, Mr. Lee was a senior consultant at Digital Equipment Corporation, a supplier of general computing technology and consulting services. Mr. Lee received Bachelor and Master of Science degrees in electrical engineering and computer science from the Massachusetts Institute of Technology and a Master of Business Administration from Babson College. Mr. Lee is 44 years old.

Kevin P. Shone Sr. Vice President and Chief Financial Officer	Mr. Shone has served as our Senior Vice President and Chief Financial Officer since October 2008. From June 2007 to July 2008, Mr. Shone was the Vice President, Global Field Finance and Administration for Cognos Inc., a publically traded performance management software company that was acquired by IBM in January 2008. From September 2003 to June 2007, Mr. Shone was Vice President, Americas Finance and Administration for Cognos Corporation, the US division of Cognos, Inc. From February 1998 to August 2003, Mr. Shone was Senior Corporate Counsel, Americas Field Operations for Cognos Corporation. From May 1996 to February 1998, Mr. Shone was an associate with the law firm of Riemer & Braunstein, LLP. From September 1991 to April 1996, Mr. Shone held various positions with the accounting firm of Deloitte & Touche, LLP. Mr. Shone received a Bachelor of Science in accounting from Suffolk University and a Juris Doctor from Suffolk University Law School. Mr. Shone is 43 years old.

Peter Cousins Chief Technology Officer	Mr. Cousins has served as our Chief Technology Officer since November 2008. From October 2007 to November 2008, Mr. Cousins served as our Vice President of Technology. Prior to joining our company, Mr. Cousins was the Chief Technology Officer for North America with Itemfield, Inc., a privately held data transformation software company acquired by Informatica Corporation in December 2006. From 2002 to 2006, Mr. Cousins was Technology Director of Iona Technologies an enterprise software company focused on service-oriented architecture infrastructure solutions. From 2000 to 2002, Mr. Cousins was the founder and Chief Technology Officer of Active Signal a mobile application software company. From 1997 to 2000, Mr. Cousins was Chief Architect for Level 8 Systems, Inc. From 1983 to 1997, Mr. Cousins held various software development and enterprise consulting positions with both public and private companies. Mr. Cousins is 40 years old.

James Fieger Sr. Vice President, Worldwide Sales and Services	Mr. Fieger has served as our Senior Vice President of Worldwide Sales and Services since July 2009. From November 2006 to April 2008, Mr. Fieger was the Executive Vice President, Worldwide Field Operations for Interwise, Inc., a provider of hosted and on-premise enterprise voice, video and web conferencing. From April 2005 to April 2006, Mr. Fieger served as Senior Vice President, Worldwide Sales and Services for 3Com Corporation, a publicly traded provider of products and solutions for secure, converged networks. From March 2003 to March 2005, Mr. Fieger co-founded and served as President of Technology Coast Partners, LLC, a Pan-Latin American software and service firm. From January 2001 to March 2003, Mr. Fieger served as Chairman of Eisenworld, Inc., a pioneer of digital moving technologies. From January 1986 to April 2000, Mr. Fieger held various management positions with Lotus Development Corporation (an IBM Company since 1995), a software and service firm specializing in messaging and collaboration, knowledge management and internet applications. Mr. Fieger received a Bachelor of Arts degree from California State University and a Masters degree from the University of Florida. Mr. Fieger is 59 years old.

John Hogan Sr. Vice President of Research and Development	Mr. Hogan has served as our Senior Vice President of Research and Development since November 2008. From May 2005 to November 2008, Mr. Hogan served as our Vice President of Engineering. From August 2003 to May 2005, Mr. Hogan served as Vice President of Enterprise Web Solutions for Plumtree Software, Inc., a provider of enterprise portal software and services. From March 1998 to August 2003, he served as Vice President of Development for Plumtree. From 1996 to 1998, Mr. Hogan served in several positions at Informix Software, Inc., a provider of database management systems for data warehousing, e-business applications, and transaction processing (acquired by IBM in 2001), including most recently as Director of Engineering for on-line analytical processing products. From 1989 to 1994, he served in several positions in various development and consulting organizations at Oracle Corporation a publicly traded enterprise software company. Mr. Hogan received a Bachelor of Arts degree from Stanford University. Mr. Hogan is 45 years old.

Jason W. Joseph Vice President, General Counsel and Secretary	Mr. Joseph has served as our Vice President, General Counsel and Secretary since June 2007. From December 2003 to June 2007, Mr. Joseph served as General Counsel and Secretary of MapInfo Corporation, a Nasdaq Global Market listed provider of location intelligence solutions software that was acquired by Pitney Bowes in 2007. From April 2000 to December 2003, Mr. Joseph was an associate and partner with the law firm of Wilmer Cutler Pickering Hale and Dorr LLP. From September 1995 to April 2000, Mr. Joseph was an associate with the law firm Schiff Hardin LLP. Mr. Joseph received a Bachelor of Arts degree from Loyola University Chicago and a Juris Doctor degree from Northwestern University School of Law. Mr. Joseph is 39 years old.

Kevin Keane Vice President of On-Demand Solutions	Mr. Keane has served as our Vice President of On Demand Solutions since February 2009. From March 2000 to January 2009 Mr. Keane served as our Vice President of Business Development. From January 1999 to February 2000 Mr. Keane served as Vice President of Business Development for Gresham Computing, Inc. a publicly traded application software and consulting company. From 1992 to January 1999 Mr. Keane served on the founding management team of Cyrano, Inc. (a subsidiary of Cyrano SA) a French publicly traded enterprise database optimization software company. From 1988 to 1992 Mr. Keane served as a Vice President of Spacetec IMC, Inc. a provider of CAD/CAM solutions. Mr. Keane received a Bachelor of Arts degree from Colgate University. Mr. Keane is 47 years old.

Paul McNulty Sr. Vice President and Chief Marketing Officer	Mr. McNulty has served as our Senior Vice President and Chief Marketing Officer since January 2008. From 2004 to 2008 Mr. McNulty served as Vice President of Worldwide Marketing at Progress Software Corporation, a publicly traded global supplier of application infrastructure software. From 2000 to 2004 Mr. McNulty served as Vice President at Pegasystems, Inc. a publicly traded business process management software provider. Prior to that Mr. McNulty held various marketing positions, including working at Lotus Development Corporation from 1989 to 1998 where he served most recently as Vice President, Product Marketing. Mr. McNulty received a Bachelor of Arts degree from Merrimack College and a Masters in marketing and finance from Babson College. Mr. McNulty is 54 years old.

David Sweet Sr. Vice President, Corporate Development	Mr. Sweet has served as our Senior Vice President, Corporate Development since October 2006. From October of 2006 through March 2007 Mr. Sweet also served as our General Manager, Internet Marketing Services Group. Mr. Sweet was our Vice President of Corporate Development from April 2005 to October 2006. From November 2003 to April 2005, Mr. Sweet acted as a consultant and pursued various other business ventures. Mr. Sweet co-founded Swingtide, Inc., a management consulting firm in September 2001 and served as their Chief Executive Officer from September 2001 to November 2003. Mr. Sweet was also a co-founder of Bowstreet, Inc., a provider of portal-based tools and technology, and was their vice president of business development from June 1997 to November 2000. Since December 2008, Mr. Sweet has served as a director for a privately-held on-line advertising and brokerage platform company. Mr. Sweet received a Bachelor of Arts degree in International Relations from Lewis and Clark College. Mr. Sweet is 46 years old.

Richard Welch Sr. Vice President, Global Services	Mr. Welch has served as our Senior Vice President, Global Services since May 2007. From November 2005 to March 2007, Mr. Welch served as Senior Vice President, Development Solutions Division for RSA Security Inc. a provider of information management security acquired by EMC Corporation in 2006. From August 2003 to November 2005 he served as Vice President of Development Solutions and Professional Services and from January 1998 to August 2003 as Vice President Professional Services for RSA. Mr. Welch

served as Vice President of Professional Services from October 1996 to November 1997 for Genesys Software Corporation, a provider of Human Resources and Payroll software solutions. He also served in various IT and services related capacities from July 1979 to September 1996 with Digital Equipment Corporation. Mr. Welch received a Bachelor of Sciences degree in Business Administration from the University of New Hampshire. Mr. Welch is 52 years old.

Vivian Vitale Sr. Vice President, Human Resources	Ms. Vitale has served as our Senior Vice President of Human Resources since November 2008. Ms. Vitale was our Vice President of Human Resources from July 2008 to November 2008. From June 1996 to March 2007, Ms. Vitale served as Senior Vice President, Human Resources and Corporate Officer at RSA Security, Inc., a provider of information management security acquired by EMC Corporation in 2006. From July 1994 to June 1996, Ms. Vitale held the position of Corporate Director, Human Resources at NEBS, Inc, now known as Deluxe Pinpoint. From February 1993 to July 1994, Ms. Vitale worked as an independent contractor. From February 1983 to February 1993, Ms. Vitale held several positions at Prime Computer/Computervision Corporation including Director of Human Resources. Ms. Vitale holds an undergraduate degree in Speech Communication from the University of Connecticut and a Master’s degree in Corporate and Political Communication from Fairfield University. Ms. Vitale is 56 years old.

Compensation Discussion and Analysis

Overview and Compensation Philosophy

The primary objectives of our compensation committee and our board of directors with respect to executive compensation are to attract, retain and motivate executives who make important contributions to the achievement of our business objectives and to align the incentives of our executives with the creation of value for our stockholders. The compensation committee implements and maintains compensation plans to achieve these objectives. These plans and our compensation policies combine base salary and standard benefits with cash bonuses and equity incentives. Annual incentive cash bonuses are tied to company financial performance goals and individual performance goals. In determining total compensation, we do not have a formula for allocating between cash and non-cash compensation. We try, however, to balance long-term equity and short-term cash compensation by offering reasonable base salaries and opportunities for income growth through our stock option and other equity incentive programs. We intend to implement total compensation packages for our executive officers in line with the median competitive levels of comparable public companies with an emphasis on slightly higher long-term equity incentives to align the interests of our executives with those of our stockholders and to increase the likelihood of retention.

Our current executive compensation policies and objectives were developed and implemented by our compensation committee, which consists of three independent directors. One of the roles of the compensation committee under its charter is to review and approve compensation decisions relating to our executive officers. Compensation arrangements regarding our named executive officers other than Mr. Lee were recommended by Mr. Lee and approved by the compensation committee.

In connection with the establishment of executive compensation levels for fiscal 2009, the compensation committee engaged an independent compensation consultant, Watson Wyatt, to review and evaluate the elements of our executive compensation program, including base salaries, target bonus levels and equity ownership. As part of this evaluation, Watson Wyatt primarily analyzed Securities and Exchange Commission documents filed by a representative peer group of companies as well as national pay surveys of public software and high technology companies to provide a comparative basis for our compensation practices and established base salary, bonus and long-term equity guidelines for our executives. Watson Wyatt then compared the total cash compensation of a composite of the survey data peer group and the national salary survey in the 25th, 50th and 75th percentiles to total cash compensation of our positions that matched positions in the survey group. Based on this analysis, in fiscal 2008, Mr. Lee’s total cash compensation was 15% below the median; Mr. Shone’s total cash compensation was 10% below the median; Mr. Schnadig’s total cash compensation was 3% above the median; Mr. Sweet’s total cash compensation was 12% below the median; Mr. Cousins total cash compensation was 3% below the median; and Mr. Joseph’s total cash compensation was 24% below the median.

Taking into account a number of factors, including sales and expense data associated with our business, projections for future sales growth, a company-wide salary freeze instituted by our company and our desire to reduce or hold steady anticipated compensation expenses due in part to the macro-economic climate, our compensation committee set a total cash compensation for the named executive officers for fiscal year 2009 that was equivalent to that set in 2008, with two exceptions. The exceptions increased total cash compensation for David Sweet and Jason Joseph and were based on the committee’s review of market data showing that total cash compensation for those two individuals was materially below the median for their positions and was further based on performance during fiscal 2008 and the committee’s desire to provide a retention incentive to those individuals. The total cash compensation for each named executive officer for fiscal 2009 was as follows: Mr. Lee, $630,000; Mr. Shone, $350,000; Mr. Schnadig, $440,000; Mr. Sweet, $327,600 (including a 17% increase in the cash incentive component of his salary to $93,600); Mr. Cousins, $325,000 and Mr. Joseph, $280,000 (including a 63% increase in the cash incentive component of his salary to $80,000).

Other than our retention of Watson Wyatt in connection with the establishment of executive compensation levels for fiscal 2009 and our retention of compensation consultant, Compensia, in connection with the establishment of executive compensation levels for fiscal 2010, we have not retained any other compensation consultant to review our policies and procedures relating to executive compensation. We have not retained

Watson Wyatt or Compesia for any purpose other than in connection with the establishment of executive compensation levels. Going forward, we expect that our compensation committee will continue to engage a compensation consulting firm to provide advice and resources to our compensation committee.

Elements of Compensation

Executive compensation consists of the following elements:

•	base salary;

•	annual incentive cash bonuses;

•	equity incentive awards; and

•	benefits and other compensation.

We have not had any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, our compensation committee has established these allocations for each executive officer on an annual basis. Our compensation committee establishes cash compensation targets based primarily upon benchmarking data as well as the performance of the individual executive. Our compensation committee establishes non-cash compensation based upon benchmarking data, the performance of the individual executive, the executive’s equity ownership percentage and the amount of their equity ownership that is vested equity. In the future, we expect that our compensation committee will continue to use benchmarking data for cash compensation as well as executive annual equity grants. We believe that the long-term performance of our business is improved through the grant of stock-based awards so that the interests of our executives are aligned with the creation of value for our stockholders.

Base Salaries.  Base salaries are used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executives. Except with respect to Mr. Lee, one of our co-founders, initial base salaries for our executives typically have been set in our offer letter to the executive at the outset of employment. None of our executives are currently party to employment agreements that provide for automatic or scheduled increases in base salary. However, the compensation committee reviews annually the base salary for each executive officer, together with other components of compensation, based on an assessment of the executive’s performance and compensation trends in our industry.

In establishing base salaries for our named executive officers for fiscal 2009, our compensation committee took into account a number of factors, including survey data, current sales and expense data associated with our business, projections for future sales growth, a company-wide salary freeze instituted by our company and our desire to reduce or hold steady anticipated compensation expenses due in part to the macro-economic climate. As a result, the committee set base salaries for the named executive officers for fiscal 2009 that were equivalent to those set in 2008 as follows: Mr. Lee, $350,000; Mr. Cousins, $250,000; Mr. Schnadig, $220,000; Mr. Sweet, $234,000; and Mr. Joseph, $200,000. In October 2008, Kevin P. Shone was hired as our Senior Vice President and Chief Financial Officer replacing Mr. Ralph Goldwasser who resigned in August 2008. Mr. Shone’s offer of employment included a base salary of $250,000, comparable to the base salary previously earned by Mr. Goldwasser taking into consideration Mr. Shone’s prior experience and the market-pricing for the position.

In December 2009, our compensation committee met to review and set base salaries for fiscal 2010. The committee reviewed our sales performance during the prior fiscal year, the state of the world economy and actions taken by our company during the previous fiscal year to reduce expenses, including reductions in force that were undertaken by the company. The committee also reviewed a report from our outside compensation consultant, Compensia, detailing executive compensation trends and developments, which concluded that in 2009 many technology companies froze salaries, reduced or delayed merit increases and/or limited market increases to high-performing individuals and similarly that merit increases for 2010 were expected to be modest. As a result, our compensation committee set base salaries for the named executive officers for fiscal year 2010 that were equivalent to those set in 2009 (with the exception of Mr. Joseph who received modest increase of base salary of $10,000) as follows: Mr. Lee, $350,000; Mr. Shone, $250,000; Mr. Cousins, $250,000; Mr. Sweet, $234,000; and Mr. Joseph, $210,000. Mr. Schnadig left our company in April 2009 and accordingly the compensation committee did not set a base salary for him for fiscal 2010.

Annual Incentive Cash Bonuses.  We use annual incentive cash bonuses to motivate our named executive officers to achieve and exceed specified goals. Each executive is provided with a target annual incentive cash bonus for the fiscal year and the level of actual bonus paid is based on the achievement of company financial performance goals and individual executive goals relating to the executive’s area of responsibility. Our compensation committee works with our chief executive officer to develop corporate financial targets and individual executive goals. The targets and goals are generally designed to be aggressive and, as was the case in fiscal 2009, we do not expect that all of the goals will be fully achieved. In November 2008, the compensation committee approved the Fiscal Year 2009 Corporate Bonus Plan for company employees, executive officers (other than for two executives in the sales and professional services areas of our business) and named executive officers (other than for Mr. Lee, and Mr. Schnadig) which embodies these targets and goals.

The total pool available for payment of incentive cash bonuses to most executives other than Mr. Schnadig (who is the only named executive officer whose incentive cash bonus was determined by an individual incentive plan that was different than our Fiscal Year 2009 Corporate Bonus Plan) is determined by the achievement of certain minimum company financial performance goals, and, in the event that our company reaches those minimum financial performance goals, the actual bonus paid from the pool is determined by the executive’s performance against individual goals. For fiscal 2009, as provided in our Fiscal Year 2009 Corporate Bonus Plan, our financial performance goals were based on achievement of net operating income. Net operating income is operating income after targeted bonus payments, and excluding share-based compensation expense and amortization of intangibles related to acquisitions. At 100% achievement of target net operating income, the total pool available for payment of bonuses to executive officers would equal 100% of the aggregate target bonuses. Overachievement or underachievement of net operating income would increase or decrease, as appropriate, the total available bonus pool. However, failure to achieve a minimum threshold net operating income would result in the pool only being funded if our CEO and/or our compensation committee exercised its discretion to do so.

For fiscal 2009, we did not achieve the minimum threshold of net operating income required for the payment of a bonus under our plan and our CEO/compensation committee declined to exercise its discretion to fund the pool resulting in no payment of incentive cash bonuses under the Fiscal Year 2009 Corporate Bonus Plan for our executives other than for Mr. Schnadig whose incentive cash bonus was determined by an individual incentive plan that was different than our Fiscal Year 2009 Corporate Bonus Plan.

The table below shows for each named executive officer, the target annual incentive bonus and actual bonus paid for fiscal 2009.

	FY 2009 Target	FY 2009 Cash
Name and Position	Cash Bonus	Bonus Paid

Yuchun Lee,	$280,000	$0
Chief Executive Officer and Chairman
Kevin Shone,	$100,000	$0
Senior Vice President and Chief Financial Officer
Eric Schnadig,	$220,000	$94,792
Senior Vice President of Worldwide Sales
David Sweet,	$93,600	$0
Senior Vice President of Corporate Development
Jason Joseph,	$80,000	$0
Vice President, General Counsel
Peter Cousins,	$75,000	$0
Chief Technology Officer

For fiscal 2009, the compensation committee set Mr. Lee’s target annual incentive cash bonus at $280,000, or 80% of his base salary which was consistent with Mr. Lee’s target annual incentive for fiscal 2008. The committee based this target on a number of factors, including Mr. Lee’s overall performance in the preceding fiscal year, our company’s financial performance in the preceding fiscal year, the overall state of the economy and a composite of salary survey data and peer group data. With a base salary of $350,000 and target cash incentive of $280,000, Mr. Lee’s total cash compensation for fiscal 2008 was 15% below the median of the benchmarked data for total cash compensation. Mr. Lee’s target cash incentive as a percentage of base salary was 80% compared to the median of 89% when compared to a composite of salary survey data and peer group salary data. Although Mr. Lee had been an effective leader in guiding our company’s world-wide product strategy, increasing our on-demand and MRM business models and achieved important market recognition as a “leader” in several important markets, the desire to contain expenses due to concerns related to the macro-economic environment as well as a review of the composite of salary survey data and peer group salary data, warranted keeping Mr. Lee’s target cash incentive for fiscal 2009 at the same level as the preceding year. The compensation committee does not set pre-determined individual goals for Mr. Lee as it does for the other named executive officers, rather the committee evaluates Mr. Lee’s overall performance and the company’s performance as a whole to determine Mr. Lee’s bonus achievement. In light of our company’s failure to achieve its net operating income goals, as well as the desire to contain expenses due to concerns related to the macro-economic environment, Mr. Lee did not receive a bonus payment in fiscal 2009 and therefore the committee was not required to evaluate Mr. Lee’s performance during that period. However, the committee noted that during fiscal 2009, Mr. Lee had provided significant value to our company by providing strategic guidance during development of our company’s newest product, increasing market acceptance of our on-demand and MRM business models, achieving important market recognition as a “leader” in several important markets, and guiding our company during an extremely challenging market environment.

Mr. Shone was hired in October 2008 as our Senior Vice President and Chief Financial Officer replacing Mr. Ralph Goldwasser who resigned in August 2008. Mr. Shone’s offer of employment included an annual incentive cash bonus of $100,000 or 40% of his base salary, comparable to the annual incentive cash bonus previously earned by Mr. Goldwasser and further taking into consideration Mr. Shone’s experience level and the market-pricing for the position. With a base salary of $250,000 and target cash incentive of $100,000, if Mr. Shone had been employed by us in fiscal 2008, his total cash compensation would have been 10% below the median of the benchmarked data for that period, while Mr. Shone’s target bonus as a percentage of his base salary would have been 40% compared to the median of 54% when compared to a composite of salary survey data and peer group salary data. In light of our company’s failure to achieve its net operating income goals, as well as the desire to contain expenses due to concerns related to the macro-economic environment, Mr. Shone did not receive a bonus payment in fiscal 2009 and therefore the committee was not required to evaluate Mr. Shone’s performance during that period.

Mr. Schnadig was employed by our company until April 2009 when he left our company to pursue other opportunities. During fiscal 2009, the compensation committee set Mr. Schnadig’s target annual incentive cash bonus at $220,000, or 100% of his base salary which was consistent with Mr. Schnadig’s target annual incentive for fiscal 2008. The committee based this target on a number of factors, including Mr. Schnadig’s performance over previous fiscal years, the nature of his role and his experience level, the committee’s desire to provide Mr. Schnadig with significant incentive to focus Mr. Schnadig on increasing license revenue, our company’s financial performance in the preceding fiscal year and the overall state of the economy. Although Mr. Schnadig had been an effective leader for the world-wide sales team and had been successful in increasing our company’s revenues during fiscal 2008, the desire to contain expenses due to concerns related to the macro-economic environment as well as a review of the composite of salary survey data and peer group salary data, warranted keeping Mr. Schnadig’s target cash incentive at the same level as the preceding year.

With a base salary of $220,000 and target cash incentive of $220,000, Mr. Schnadig’s total cash compensation for fiscal 2008 was established at a level that was 3% above the median of the benchmarked data, while Mr. Schnadig’s target bonus as a percentage of his base salary was established at 100% compared to the median of 77%. 70% of Mr. Schnadig’s established target bonus, or $154,000, was based solely on quarterly achievement of bookings targets, which in the aggregate were equivalent to the company bookings target. Bookings are an internal measurement primarily related to the contract value of new license agreements including first year maintenance. In total, for the portion of the year Mr. Schnadig was employed by our company, Mr. Schnadig received $86,648 in bonuses tied solely to achievement of bookings targets. 5% of Mr. Schnadig’s established target bonus, or $11,000 was based solely on quarterly achievement of net revenue related to world-wide professional services. In total, for the portion of the year Mr. Schnadig was employed by our company, Mr. Schnadig received $8,144 in bonuses tied solely to achievement of net professional services revenues. The remaining 25% of Mr. Schnadig’s established target bonus, or $55,000, was tied to the achievement of individual goals, which included increasing sales productivity worldwide, further developing channel partnerships with marketing service providers and other distributors, and expanding our on-demand services business, which became a strategic area of growth for our company. The compensation committee determined that Mr. Schnadig would not be awarded the portion of his bonus tied to the achievement of individual goals due to Unica’s failure to meet its net operating income goals.

Mr. Schnadig’s aggregate bonus of $94,792 represented a payout of approximately 43% of his target incentive cash bonus. Mr. Schnadig’s bonus was paid quarterly, as follows: first quarter, $27,196; second quarter, $21,112; third quarter, $26,000; and fourth quarter, $20,484.

For fiscal 2009, the compensation committee set Mr. Sweet’s target annual incentive cash bonus at $93,600, or 40% of his base salary. The committee based this target on a number of factors, including Mr. Sweet’s performance in prior years, his performance relating to acquisitions and strategic planning, the nature of his role and his experience level, the committee’s review of a composite of salary survey data and peer group data, our company’s financial performance in the preceding fiscal year and the overall state of the economy. With a base salary of $234,000 and target cash incentive of $78,000 in fiscal 2008, Mr. Sweet’s total cash compensation was 12% below the median of the benchmarked data, while Mr. Sweet’s target bonus as a percentage of his base salary was 33% compared to the median of 48%. In setting Mr. Sweet’s fiscal 2009 incentive compensation package, the committee determined that Mr. Sweet performed well in fiscal 2008, and specifically that Mr. Sweet had made significant progress toward achieving several major goals including leading our company’s three year strategic planning initiatives and communicating that plan throughout our company. Although the committee had elected to increase Mr. Sweet’s target annual incentive to be more in line with its review of the composite salary survey data and peer group data and to take into account Mr. Sweet’s performance during the preceding fiscal year, the company’s failure to meet its net operating income goals, as well as the desire to contain expenses due to concerns related to the macro-economic environment, resulted in our company’s incentive payment pool not being funded by the compensation committee, and for fiscal 2009, Mr. Sweet did not receive a bonus payment.

For fiscal 2009, the compensation committee set Mr. Joseph’s target annual incentive cash bonus at $80,000, or 40% of his base salary, which represented an increase in Mr. Joseph’s target annual incentive of 63% over the prior year. The committee based this increase on a number of factors, including Mr. Joseph’s performance during the prior year, the nature of his role and his experience level, the committee’s review of a composite of salary survey data and peer group data, our company’s financial performance in the preceding fiscal year and the overall state of the economy. With a base salary of $200,000 and target cash incentive of $50,000 in fiscal 2008, Mr. Joseph’s total cash compensation was 24% below the median of the benchmarked data, while Mr. Joseph’s target bonus as a percentage of his base salary in fiscal 2008 was 25% compared to the median of 40%. The committee determined that Mr. Joseph performed well in fiscal 2008, and specifically that Mr. Joseph had made significant progress toward building our company’s legal department and achieving several major goals including the successful legal integration of the company’s acquisition of MarketingCentral, LLC, the implementation of legal training programs for sales personnel and the successful resolution of various litigation matters. Although the committee had elected to increase Mr. Joseph’s target annual incentive to be more in line with its review of the composite salary survey data and peer group data and to take into account Mr. Joseph’s performance during the preceding fiscal year, Unica’s failure to meet its net operating income goals, as well as the desire to contain expenses due to concerns related to the macro-economic environment, resulted in our company’s incentive payment pool not being funded by the compensation committee, and for fiscal 2009, Mr. Joseph did not receive a bonus payment.

In fiscal 2009, the compensation committee set Mr. Cousin’s target annual incentive cash bonus at $75,000, or 30% of his base salary, which was consistent with Mr. Cousin’s target annual incentive for fiscal 2008. The committee based this target on a number of factors, including Mr. Cousin’s performance in the prior year, the nature of his role and his experience level, the committee’s review of a composite of salary survey data and peer group data, our company’s financial performance in the preceding fiscal year and the overall state of the economy. With a base salary of $250,000 and target cash incentive of $75,000 in fiscal 2008, Mr. Cousin’s total cash compensation was 3% below the median of the benchmarked data, while Mr. Cousin’s target bonus as a percentage of his base salary was 30% compared to the median of 45%. Although Mr. Cousins had been an effective leader in fiscal 2008 guiding our company’s world-wide product strategy, the desire to contain expenses due to concerns related to the macro-economic environment as well as a review of the composite of salary survey data and peer group salary data, warranted keeping Mr. Cousin’s target cash incentive at the same level as the preceding year. Further, the company’s failure to meet its net operating income goals, as well as the desire to contain expenses due to concerns related to the macro-economic environment, resulted in our company’s incentive payment pool not being funded by the compensation committee, and for fiscal 2009, Mr. Cousins did not receive a bonus payment.

In December 2009, our compensation committee met to review and set target cash incentives for fiscal 2010. The committee reviewed our sales performance during the prior fiscal year, the state of the world economy and actions taken by our company during the previous fiscal year to reduce expenses, including reductions in force that were undertaken by the company. The committee also reviewed a report from our outside compensation consultant, Compensia, detailing executive compensation trends and developments which concluded that in 2009 many technology companies froze salaries, reduced or delayed merit increases and/or limited market increases to high-performing individuals and similarly that merit increases for 2010 were expected to be modest. As a result, our compensation committee set target cash incentives for the named executive officers for fiscal year 2010 that were equivalent to those set in 2009 as follows: Mr. Lee, $280,000; Mr. Shone, $100,000; Mr. Sweet, $93,600; Mr. Joseph, $80,000; and Mr. Cousins, $75,000. Mr. Schnadig left our Company in April 2009 and accordingly the compensation committee did not set a cash incentive for him for fiscal 2010.

Equity Incentive Awards.  Our equity award program is the primary vehicle for offering long-term incentives to our executives. Pursuant to our 2005 Stock Incentive Plan, as amended, our employees, including our executives, are eligible to receive grants of stock options, restricted stock awards and other stock-based equity awards at the discretion of our compensation committee. Since our initial public offering in August 2005, we have made grants of both stock options and restricted stock units, or RSUs, to our executives.

Although we do not have any formal equity ownership guidelines for our executives, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, we believe the vesting feature of our equity grants increases executive retention by providing an incentive to remain in our employment during the vesting period. In determining the size of equity grants to our executives, our compensation committee considers comparative share ownership of executives in our compensation peer group, our company-level performance, the applicable executive’s performance, the amount of equity previously awarded to the executive, the vesting of such awards and, with respect to executives other than our chief executive officer, the recommendations of our chief executive officer.

We typically make an initial equity award of stock options and/or restricted stock to new executives in connection with the start of their employment, and we also typically make one annual performance grant of equity to employees and executives. All grants of equity awards to executives are approved by either our board of directors or our compensation committee. Stock options are granted based on the fair market value of our common stock on the date of grant, while RSUs are granted at a price per share of $0.01. Historically, the stock options we have granted to our executives have vested as to 25% of such awards at the end of the first year and in equal quarterly installments over the succeeding three years, but for more recently granted options, our company’s vesting plan allows for vesting as to 12.5% of the total grant beginning on June 1st following the grant date and in equal quarterly installments thereafter; while RSUs have historically vested, and continue to be awarded to vest, in equal annual installments over four years. We believe that given the higher intrinsic value of RSU awards, having a different vesting schedule than options (RSUs only vest once per year), provides a stronger retention vehicle. The executive officer vesting schedule is consistent with the vesting of stock options and RSUs granted to other employees.

Although we do not currently have a program, plan or practice of selecting grant dates for equity compensation to our executive officers in coordination with the release of material non-public information, we do have a policy of only approving stock option grants at regularly scheduled meetings of our board of directors or compensation committee. We believe this policy ensures the consistent timing and pricing of stock option grants. RSU awards are typically made in connection with an executive’s hire, and then once per year, usually in the beginning of each calendar year.

In December 2008, our compensation committee granted equity compensation for the named executive officers for fiscal 2009 as follows: Mr. Lee, 50,000 stock options and 50,000 RSUs; Mr. Schnadig, 30,000 stock options and 30,000 RSUs; Mr. Sweet, 25,000 stock options and 25,000 RSUs; Mr. Cousins 20,000 stock options and 20,000 RSUs; and Mr. Joseph 20,000 stock options and 20,000 RSUs. In making these grants, the compensation committee considered a number of factors, including company performance, the performance of each executive, macro-economic trends, equity guidelines recommended by Watson Wyatt, the amount of equity previously awarded to the executive and the vesting of such awards and, with respect to executives other than our chief executive officer, the recommendations of our chief executive officer.

In October 2008 we hired Kevin P. Shone as our Senior Vice President and Chief Financial Officer replacing Mr. Goldwasser who had resigned in August 2008. Mr. Shone’s offer of employment included equity compensation of 50,000 stock options and 50,000 RSUs, an amount which the compensation committee believed to be appropriate for hiring a candidate with Mr. Shone’s experience. The grants of equity awards to our executives were all approved by our compensation committee.

The stock options granted to each named executive officer were granted based on the fair market value of our common stock on the date of grant, while the RSUs were granted at a price per share of $0.01. Shares of common stock underlying options granted for fiscal 2009 were granted under our 2005 Stock Incentive Plan, as amended and vest and become exercisable over a four-year period, with 12.5% of the shares vesting on June 1, 2009 and the remainder vesting at a rate of 6.25% per quarter thereafter. Restricted stock units granted during fiscal 2009 are granted under our 2005 Stock Incentive Plan, as amended, and each unit represents the right to receive one share of common stock upon vesting which occurs over a four-year period at a rate of 25% per year, commencing on December 1, 2009.

In December 2009, our compensation committee met to review and set equity for fiscal 2010. The committee reviewed our sales performance during the prior fiscal year, the state of the world economy and the need to retain top executives for the long-term, particularly in light of various employment reductions taken by our company in fiscal 2009. The committee also reviewed a report from our outside compensation consultant, Compensia, detailing executive compensation trends and developments which concluded that in 2009 many technology companies froze salaries, reduced or delayed merit increases and/or limited market increases to high-performing individuals and that as a result, in fiscal 2010 companies would be looking to grant larger numbers of shares to executives and other key employees for retention purposes. As a result, our compensation committee granted equity compensation for the named executive officers for fiscal 2010 as follows: Mr. Lee, 50,000 stock options and 50,000 RSUs; Mr. Shone 25,000 stock options and 25,000 RSUs; Mr. Sweet, 20,000 stock options and 20,000 RSUs; Mr. Cousins 15,000 stock options and 15,000 RSUs; and Mr. Joseph 20,000 stock options and 20,000 RSUs. Shares of common stock underlying options granted for fiscal 2010 are granted under our 2005 Stock Incentive Plan, as amended, and vest and become exercisable over a four-year period with 12.5% of the shares vesting on June 1, 2010 and the remainder vesting at a rate of 6.25% per quarter thereafter. Restricted stock units granted during fiscal 2010 are granted under our 2005 Stock Incentive Plan, as amended, and each unit represents the right to receive one share of common stock upon vesting which occurs over a four-year period at a rate of 25% per year, commencing on December 1, 2010. The grants of equity awards to our executives were all approved by our compensation committee. The stock options were granted based on the fair market value of our common stock on the date of grant, while RSUs were granted at a price per share of $0.01.

Benefits and Other Compensation.  We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance, a 401(k) plan, an employee assistance program, and maternity leave plans and standard company holidays. Our executive officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees.

Change-in-Control.  In December 2008, our compensation committee approved the adoption of a form of executive retention agreement, the provisions of which establish benefits to our executive officers in the event of a termination of employment following a change-in-control of our company. The agreements are primarily intended to reinforce and encourage the continued employment and dedication of our key personnel without distraction from the possibility of a change-in-control and related events and circumstances.

In general, the retention agreements provide accelerated vesting provisions that are in addition to and complementary to those provisions set forth in our 2005 Stock Incentive Plan, as amended (as described below in Potential Payments upon Termination or Change-in-Control) and which provide that if a “change-in-control” (as defined in such agreements) occurs and the executive’s employment with us or our successor is terminated by us or our successor, other than for “cause, disability or death,” or by the executive for “good reason” (as those terms are defined in the agreements) within 12 months following a change-in-control of our company, then the executive would be entitled to the following benefits:

•	Accelerated vesting of (i) 75% of the executive’s unvested equity awards (inclusive of any accelerated vesting provided for in the 2005 Stock Incentive Plan, as amended) if the executive has been employed by us for at least one year but less than two years or (ii) 100% of the executive’s unvested equity awards if the executive has been employed by us for at least two years, except that the agreement with Kevin P. Shone, our Chief Financial Officer, provides for 100% vesting if Mr. Shone has been employed for at least one year;

•	Cash severance payments equal to the sum of (i) the executive’s highest base salary in effect during the 12 month-period preceding the change-in-control and (ii) the executive’s target annual cash bonus in effect at the time of the change-in-control;

•	Continuation of health care benefits for a period of 12 months following termination of employment; and

•	Payment in cash of salary and unused vacation accrued through the termination date and a pro rata portion of the executive’s previous year’s bonus based on the termination date.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and the three other executive officers (other than the chief executive officer or chief financial officer) whose compensation is required to be disclosed in the proxy statement by virtue of the officer being among our three most highly compensated officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We generally intend to structure the performance-based portion of our executive compensation, when feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, our board of directors may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Compensation Committee Report

The compensation committee has reviewed and discussed the section of this proxy statement entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, the compensation committee has recommended to the board of directors that such section be included in this proxy statement and incorporated by reference into Unica Corporation’s annual report on Form 10-K for the fiscal year ended September 30, 2009.

By the Compensation Committee of the Board of Directors

Aron J. Ain, Chair
Louis Hernandez, Jr.
James A. Perakis

Executive Officer Compensation

The following tables provide information regarding the compensation arrangements for fiscal 2007, 2008 and 2009 for the following persons, whom we refer to as our named executive officers:

•	Yuchun Lee, who has served as our Chief Executive Officer and Chairman since October 2004;

•	Kevin Shone, who has served as our Senior Vice President and Chief Financial Officer since October 2008;

•	Eric Schnadig, who left our company in April 2009 but who would have been included with our most highly compensated executive officers but for the fact that he was not serving as an executive officer as of September 30, 2009; and

•	David Sweet, Jason Joseph and Peter Cousins, our three other most highly compensated executive officers who served as executive officers as of September 30, 2009.

Summary Compensation Table

					Non-Equity
					Incentive
			Stock	Option	Plan	All Other
		Salary	Awards	Awards	Compensation	Compensation		Total
Name and Principal Position	Year	($)	($)(1)	($)(1)	($)(2)	($)		($)

Yuchun Lee(3)	2009	350,000	91,325	115,533	—	7,350	(4)	564,208
Chief Executive Officer and	2008	350,000	53,854	77,971	140,000	4,554	(4)	626,379
Chairman	2007	320,833	34,717	30,790	195,000	1,500	(4)	582,840

Kevin Shone(5)	2009	235,577	47,149	23,019	—	8,825	(6)	314,569
Sr. Vice President and Chief Financial Officer

Eric Schnadig(7)	2009	134,538	256,244	229,840	94,792	108,319	(8)	823,734
Sr. Vice President of Worldwide	2008	220,000	125,290	198,240	171,357	23,832	(9)	738,719
Sales	2007	200,000	102,661	162,812	178,146	15,145	(10)	658,764

David Sweet	2009	234,000	83,465	150,152	—	5,130	(4)	472,747
Sr. Vice President, Corporate	2008	234,000	59,582	232,403	39,000	3,754	(4)	568,739
Development	2007	219,167	51,309	244,010	63,750	1,500	(4)	579,736

Jason Joseph(11)	2009	200,000	92,556	69,213	—	9,450	(12)	371,218
Vice President and General	2008	193,718	75,211	68,794	12,500	6,483	(13)	356,706
Counsel	2007	62,614	8,371	8,028	11,737	22,627	(14)	113,376

Peter Cousins(15)	2009	250,000	72,130	37,081	—	10,016	(16)	369,226
Chief Technology Officer	2008	227,244	51,511	23,391	42,517	6,477	(17)	351,140

(1)	Amounts represent compensation relating to restricted stock units or stock options granted under our 2005 Stock Incentive Plan, as amended. Amounts shown do not reflect compensation actually received by the executive, but rather share-based compensation expense that we recognized in fiscal 2007, fiscal 2008, and fiscal 2009 for financial statement reporting purposes. For a discussion of our valuation assumptions, see Note 2 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal years ended September 30, 2007, September 30, 2008 and September 30, 2009, filed with the SEC on January 7, 2008, December 15, 2008 and December 10, 2009, respectively. See the narrative disclosure below under “Grants of Plan-Based Awards in Fiscal 2009” for a description of the material terms of restricted stock unit and option awards granted under our 2005 Stock Incentive Plan, as amended.

(2)	The amounts disclosed in this column were all awarded under our Fiscal Year 2007, Fiscal Year 2008, and Fiscal Year 2009 Corporate Bonus Plans or, in the case of Mr. Schnadig, under an individual incentive plan. These amounts were earned in fiscal 2007, fiscal 2008 or fiscal 2009 but portions were paid after the conclusion of those fiscal years. The amount of eligible target bonus is established by the compensation committee of our board of directors each year in its discretion. The Fiscal Year 2009 Corporate Bonus Plan as well as the incentive plan for Mr. Schnadig are described in the section of this proxy statement entitled “Compensation Discussion and Analysis”.

(3)	Mr. Lee is also a member of our board of directors, but does not receive any additional compensation in his capacity as director.

(4)	Consists of matching contributions by our company under our 401(k) plan. Our plan has varied over time providing for a dollar for dollar match up to the first $1,500 contributed by an employee and then later providing for a company contribution equal to 33% of the first 6% of income contributed by the employee. The company contributions under each plan were immediately funded. After January 1, 2008, the plan was amended again to provide for a company contribution equal to 50% of the first 6% of income contributed by the employee. The company contribution under the post January 1, 2008 plan is funded quarterly.

(5)	Mr. Shone joined our company in October 2008.

(6)	In addition to the company contribution under our 401(k) plan of $5,481, includes: (a) $3,344 in benefit derived from the purchase of shares through our 2005 Employee Stock Purchase Plan, as amended, which allows employees to purchase shares in our company in certain defined quantities and at certain times of the year, at a discount equal to 15% of the lesser of the close price on the first business day of the plan or on the last business day of the plan. The benefit referenced above represents the difference between the fair market value of the stock on the Nasdaq Global Market at the close of trading on the purchase date and the price actually paid for the shares by the employee.

(7)	Mr. Schnadig left our company in April 2009.

(8)	In addition to the matching contribution under our 401(k) plan of $3,480, includes: (a) $980 in benefit derived from the purchase of shares through our 2005 Employee Stock Purchase Plan, as amended, which allows employees to purchase shares in our company in certain defined quantities and at certain times of the year, at a discount equal to 15% of the lesser of the close price on the first business day of the plan or on the last business day of the plan. The benefit referenced above represents the difference between the fair market value of the stock on the Nasdaq stock market at the close of trading on the purchase date and the price actually paid for the shares by the employee; (b) $14,243 in benefit derived from payment of Mr. Schnadig’s automobile lease by our company and related expenses (c) $84,615 in salary continuation as specified in the transition agreement entered between Mr. Schnadig and our company on April 8, 2009 (“Transition Agreement”); and (d) $5,000 reimbursement for outplacement services as specified in the Transition Agreement. The Transition Agreement also specified that Mr. Schnadig would retain his laptop computer, the value of which is not reflected in the table because a precise value cannot be determined, but is believed to be less than $3,000 in value.

(9)	In addition to the matching contribution under our 401(k) plan of $4,554, includes: (a) $3,357 in benefit derived from the purchase of shares through our 2005 Employee Stock Purchase Plan, as amended, which allows employees to purchase shares in our company in certain defined quantities and at certain times of the year, at a discount equal to 15% of the lesser of the close price on the first business day of the plan or on the last business day of the plan. The benefit referenced above represents the difference between the fair market value of the stock on the Nasdaq stock market at the close of trading on the purchase date and the price actually paid for the shares by the employee; and (b) $15,921 in benefit derived from payment of Mr. Schnadig’s automobile lease by our company and related expenses.

(10)	In addition to our matching contribution under our 401(k) plan of $1,500, includes $13,645 in benefit derived from payment of Mr. Schnadig’s automobile lease and expenses by our company.

(11)	Mr. Joseph joined our company on June 4, 2007.

(12)	In addition to the Company contribution under our 401(k) plan of $4,385, includes $5,065 in benefit derived from the purchase of shares through our 2005 Employee Stock Purchase Plan, as amended, which allows employees to purchase shares in our company in certain defined quantities and at certain times of the year, at a discount equal to 15% of the lesser of the close price on the first business day of the plan or on the last business day of the plan. The benefit referenced above represents the difference between the fair market value of the stock on the Nasdaq Global Market at the close of trading on the purchase date and the price actually paid for the shares by the employee.

(13)	In addition to the company contribution under our 401(k) plan of $3,126, includes $3,357 in benefit derived from the purchase of shares through our 2005 Employee Stock Purchase Plan, as amended, which allows employees to purchase shares in our company in certain defined quantities and at certain times of the year, at a discount equal to 15% of the lesser of the close price on the first business day of the plan or on the last business day of the plan. The benefit referenced above represents the difference between the fair market value of the stock on the Nasdaq Global Market at the close of trading on the purchase date and the price actually paid for the shares by the employee.

(14)	In addition to the company contribution under our 401(k) plan of $1,500, includes $21,127 in relocation expense reimbursement.

(15)	Mr. Cousins joined our company on October 26, 2007.

(16)	In addition to the company contribution under our 401(k) plan of $4,951, includes $5,065 in benefit derived from the purchase of shares through our 2005 Employee Stock Purchase Plan, as amended, which allows employees to purchase shares in our company in certain defined quantities and at certain times of the year, at a discount equal to 15% of the lesser of the close price on the first business day of the plan or on the last business day of the plan. The benefit referenced above represents the difference between the fair market value of the stock on the Nasdaq Global Market at the close of trading on the purchase date and the price actually paid for the shares by the employee.

(17)	In addition to the company contribution under our 401(k) plan of $3,120, includes $3,357 in benefit derived from the purchase of shares through our 2005 Employee Stock Purchase Plan, as amended, which allows employees to purchase shares in our company in certain defined quantities and at certain times of the year, at a discount equal to 15% of the lesser of the close price on the first business day of the plan or on the last business day of the plan. The benefit referenced above represents the difference between the fair market value of the stock on the Nasdaq Global Market at the close of trading on the purchase date and the price actually paid for the shares by the employee.

Fiscal 2009 Grants of Plan-Based Awards

				Option Awards:
		Stock Awards:		Number of		Exercise or Base		Grant Date Fair
		Number of Shares of		Securities		Price of Option		Value of Stock and
	Grant	Stock or Units		Underlying Options		Awards		Option Awards
Name	Date	(#)		(#)		($/Sh)(1)		($)(2)

Yuchun Lee	12/11/08	50,000	(3)	50,000	(4)	4.21		306,500
Kevin Shone	10/29/08	50,000	(5)	50,000	(6)	4.88		357,150
Eric Schnadig	12/11/08	30,000	(3)	30,000	(4)	4.21		304,776
	2/26/09			79,999	(7)	4.84	(8)	78,319
David Sweet	12/11/08	25,000	(3)	25,000	(4)	4.21		153,250
	2/26/09			99,998	(7)	4.84	(8)	30,526
Jason Joseph	12/11/08	20,000	(3)	20,000	(4)	4.21		122,600
	2/26/09			33,333	(7)	4.84	(8)	23,966
Peter Cousins	12/11/08	20,000	(3)	20,000	(4)	4.21		122,600
	2/26/09			13,333	(7)	4.84	(8)	10,333

(1)	The exercise price per share of each option is equal to the fair market value of our common stock on the date of grant, determined by reference to the closing sale price of our common stock on such date.

(2)	Amounts shown reflect the full grant date fair value of each restricted stock unit or option award, computed in accordance with accounting guidance for share-based compensation.

(3)	Reflects the number of restricted stock units granted during fiscal 2009 under our 2005 Stock Incentive Plan, as amended. Each unit represents the right to receive one share of common stock upon vesting. The restricted stock units vest over a four-year period at a rate of 25% per year, commencing on December 1, 2009.

(4)	Reflects the number of shares of common stock underlying options granted during fiscal 2009 under our 2005 Stock Incentive Plan, as amended. The options vest and become exercisable over a four-year period with 12.5% of the shares vesting on June 1, 2009 and the remainder vesting at a rate of 6.25% per quarter thereafter.

(5)	Reflects the number of shares of restricted stock units granted upon commencement of Mr. Shone’s employment and reflected in an employment offer letter dated October 3, 2008. The restricted stock units vest over a four-year period at a rate of 25% per year, commencing on December 1, 2009.

(6)	Reflects the number of shares of common stock underlying options granted upon commencement of Mr. Shone’s employment and reflected in an employment offer letter dated October 3, 2008. The options vest and become exercisable over a four-year period with 25% of the shares vesting on October 3, 2009 and the remainder vesting at a rate of 6.25% per quarter thereafter.

(7)	Reflects the number of shares of common stock underlying options granted under a one-time stock option exchange program recommended by our compensation committee in December 2008 and approved by our stockholders at our 2009 Annual Meeting of Stockholders, or the Option Exchange Program. Stock options were eligible for the program if they had an exercise price per share greater than or equal to $10.00 (Eligible Options). The opportunity to participate in the Option Exchange Program was offered to all of our domestic and foreign employees and our executive officers (excluding Yuchun Lee, our President and CEO), whom we collectively refer to as Eligible Participants, who held Eligible Options that were granted under our 2005 Stock Incentive Plan, as amended. Eligible Options surrendered for exchange under the Option Exchange Program that were issued under our 2005 Stock Incentive Plan, as amended, were, upon the closing of the exchange offer, exchanged for new options granted pursuant to our 2005 Stock Incentive Plan, as amended.

Under the Option Exchange Program, each new option has a new expiration date of six years from the date of grant and vests as follows:

(a)	New options granted in exchange for Eligible Options that were granted before March 1, 2007 vest with respect to 50% of the underlying shares on February 26, 2010, the one year anniversary of the new grant date, and vest with respect to 12.5% of the underlying shares every three months thereafter; and

(b)	New options granted in exchange for Eligible Options that were granted on or after March 1, 2007 vest with respect to 50% of the underlying shares on February 26, 2010, the one year anniversary of the new grant date, and vest with respect to 6.25% of the underlying shares every three months thereafter.

The ratio of shares underlying new options to shares underlying exchanged Eligible Options is 2 to 3, and all new options are nonstatutory options regardless of whether the Eligible Options exchanged therefor were incentive stock options or nonstatutory stock options.

(8)	Reflects the closing price of our stock on February 26, 2009, the day that our exchange offer (specified in a one-time stock option exchange program recommended by our compensation committee in December, 2008 and approved by our stockholders at our 2009 Annual Meeting of Stockholders) expired.

Restricted stock unit awards entitle the recipient to receive shares of common stock to be delivered at the time the restricted stock units vest. Restricted stock unit awards to our executive officers generally vest in annual installments over four years. Upon termination of employment, unvested restricted stock units automatically terminate and will be forfeited. Until shares of common stock are delivered at the time the restricted stock units vest, the holder has no rights as a stockholder with respect to the shares subject to such restricted stock unit, including voting rights and the right to receive dividends or dividend equivalents. The rights and interests in the restricted stock units may not be sold, assigned, encumbered or otherwise transferred except, in the event of death, by will or by the laws of descent and distribution. In the event the executive’s employment with us is terminated by reason of death or disability, the award will be fully vested. In addition, if the executive’s employment with us is terminated by us for a reason other than cause, as defined in the restricted stock unit agreement, then the number of restricted stock units which will be vested will be determined as though the executive’s employment had terminated on the day that follows the anniversary of the grant date that next follows the date of actual termination.

Stock options granted to our executives have historically vested with respect to 25% of the number of shares covered by the option on the first anniversary of the date of grant and with respect to 6.25% of the number of shares covered by the option quarterly thereafter, but for more recently granted options, our company’s vesting plan allows for vesting as to 12.5% of the total grant six months from December 1st of the preceding year and in equal quarterly installments thereafter. The term of the options is typically between six and ten years. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents. Except as our board of directors may otherwise determine or provide in an award, awards may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution. During the life of the participant, awards are exercisable only by the participant. Upon termination of employment, the right to exercise the option will terminate three months after cessation of employment. The option is exercisable within one year following the date of death of the recipient by an authorized transferee, and if the recipient becomes disabled, the option will be exercisable until the expiration date of the option.

See the section of this proxy statement entitled, “Potential Payments Upon Termination or Change-in-Control” for a description of the effect of a change-in-control on the vesting schedules of stock options and restricted stock units granted to executive officers.

Outstanding Equity Awards at Fiscal 2009 Year-End

	Option Awards						Stock Awards
									Market
	Number of	Number of					Number of		Value of
	Securities	Securities					Shares or		Shares or
	Underlying	Underlying					Units of		Units of
	Unexercised	Unexercised		Option			Stock That		Stock That
	Options	Options		Exercise	Option		have not		have not
	Exercisable	Unexercisable		Price	Expiration		Vested		Vested
Name	(#)	(#)		($)	Date		(#)		($)(1)

Yuchun Lee	185,000			3.00	7/23/2013		10,000	(2)	76,200
	61,666			3.00	10/23/2012		50,000	(3)	381,000
	33,333			3.30	10/23/2012
	9,375	40,625	(4)	4.21	12/11/2014
	26,250	33,750	(5)	6.46	3/7/2014
	27,500	12,500	(6)	11.40	3/6/2013
Kevin Shone	—	50,000	(7)	4.88	10/29/2014		50,000	(8)	381,000
Peter Cousins	3,750	16,250	(4)	4.21	12/11/2014		15,000	(9)	114,300
	—	13,333	(10)	4.84	2/26/2015		20,000	(11)	152,400
Jason Joseph	3,750	16,250	(4)	4.21	12/11/2014		12,500	(12)	95,250
	—	33,333	(10)	4.84	2/26/2015		3,750	(13)	28,575
	2,187	2,813	(5)	6.46	3/7/2014		20,000	(14)	152,400
Eric Schnadig	66,666	—		3.36	4/30/2010	(15)	—	(16)	—
	2,187	—	(17)	4.21	4/30/2010
	7,776	—	(18)	4.84	4/30/2010
	10,367	—	(19)	4.84	4/30/2010
	6,510	—	(20)	6.46	4/30/2010
	19,665	—		9.00	4/30/2010
	335	—		9.00	4/30/2010
David Sweet	1,875	8,125	(4)	4.21	12/11/2014		10,000	(21)	76,200
	—	15,000	(4)	4.21	12/11/2014		7,500	(22)	57,150
	—	26,666	(23)	4.84	2/26/2015		25,000	(24)	190,500
	—	46,666	(23)	4.84	2/26/2015
	—	26,666	(23)	4.84	2/26/2015

(1)	The value is based on the closing sale price for our common stock as reported by the Nasdaq Global Market on September 30, 2009, the last trading day of fiscal 2009, which was $7.62.

(2)	These restricted stock units were granted on March 6, 2007 and vest over a four-year period at a rate of 25% per year commencing on December 1, 2007.

(3)	These restricted stock units were granted on December 11, 2008 and vest over a four-year period at a rate of 25% per year commencing on December 1, 2009.

(4)	This option was granted on December 11, 2008. This option vested as to 12.5% of the shares on June 1, 2009 and the remainder vest at a rate of 6.25% per quarter thereafter.

(5)	This option was granted on March 7, 2008. This option vested as to 12.5% of the shares on June 1, 2008 and the remainder vest at a rate of 6.25% per quarter thereafter.

(6)	This option was granted on March 6, 2007. This option vested as to 12.5% of the shares on June 1, 2007 and the remainder vest at a rate of 6.25% per quarter thereafter.

(7)	Reflects the number of shares of common stock underlying options granted upon commencement of Mr. Shone’s employment and reflected in an employment offer letter dated October 3, 2008. The options vest and become exercisable over a four-year period with 12.5% of the shares vesting on June 1, 2009 and the remainder vesting at a rate of 6.25% per quarter thereafter.

(8)	Reflects the number of shares of restricted stock units granted upon commencement of Mr. Shone’s employment and reflected in an employment offer letter dated October 3, 2008. The restricted stock units vest over a four-year period at a rate of 25% per year, commencing on December 1, 2009.

(9)	These restricted stock units were granted on October 31, 2007 and vest over a four-year period at a rate of 25% per year commencing on December 1, 2008.

(10)	This option was granted on February 26, 2009. This option vests as to 50% of the shares on February 26, 2010 and the remainder vest at a rate of 6.25% per quarter thereafter.

(11)	These restricted stock units were granted on December 11, 2008 and vest over a four-year period at a rate of 25% per year commencing on December 1, 2009.

(12)	These restricted stock units were granted on August 14, 2007 and vest over a four-year period at a rate of 25% per year commencing on September 1, 2008.

(13)	These restricted stock units were granted on March 7, 2008 and vest over a four-year period at a rate of 25% per year commencing on December 1, 2008.

(14)	These restricted stock units were granted on December 11, 2008 and vest over a four-year period at a rate of 25% per year commencing on December 1, 2008.

(15)	On April 8, 2009 our company entered into a Transition Agreement with Mr. Schnadig that in part provided for Mr. Schnadig to have the ability to exercise any vested non-qualified stock options for a period of twelve (12) months after April 30, 2009.

(16)	On April 8, 2009 our company entered into a Transition Agreement with Mr. Schnadig that in part provided for an accelerated vesting schedule for certain stock awards. Under the Agreement, the stock award of 20,000 restricted stock units granted February 14, 2006 vested as to 20.83%, or 4,166 shares, on September 30, 2009; the award of 20,000 restricted stock units granted March 6, 2007 vested as to 20.83%, or 4,166 shares on September 30, 2009; the award of 12,500 restricted stock units granted March 7, 2008 vested as to 20.83%, or 2,604 shares on September 30, 2009; the award of 30,000 restricted stock units granted December 11, 2008 vested as to 20.83%, or 6,249 shares on September 30, 2009.

(17)	On April 8, 2009 our company entered into a Transition Agreement with Mr. Schnadig that in part provided for an accelerated vesting schedule for certain option awards. Under the Agreement, the option award of 10,500 non-qualified stock options granted on December 11, 2008 vested as to 20.83%, or 2,187 shares, on September 30, 2009.

(18)	On April 8, 2009 our company entered into a Transition Agreement with Mr. Schnadig that in part provided for an accelerated vesting schedule for certain option awards. Under the Agreement, the option award of 26,666 non-qualified stock options granted on February 26, 2009 vested as to 29.16%, or 7,776 shares, on September 30, 2009.

(19)	On April 8, 2009 our company entered into a Transition Agreement with Mr. Schnadig that in part provided for an accelerated vesting schedule for certain option awards. Under the Agreement, the option award of 53,333 non-qualified stock options granted on February 26, 2009 vested as to 19.44%, or 10,367 shares, on September 30, 2009.

(20)	On April 8, 2009 our company entered into a Transition Agreement with Mr. Schnadig that in part provided for an accelerated vesting schedule for certain option awards. Under the Agreement, the option award of 12,500 non-qualified stock options granted on March 7, 2008 vested as to 20.83%, or 2,604 shares, on September 30, 2009.

(21)	These restricted stock units were granted on October 31, 2006 and vest over a four-year period at a rate of 25% per year, commencing on December 1, 2007.

(22)	These restricted stock units were granted on March 7, 2008 and vest at a rate of 25% per year, commencing on December 1, 2008.

(23)	This option was granted on February 26, 2009. This option vested as to 50% of the shares on February 26, 2010 and the remainder vest at a rate of 12.5% per quarter thereafter.

(24)	These restricted stock units were granted on December 11, 2008 and vest over a four-year period at a rate of 25% per year commencing on December 1, 2008.

Option Exercises and Stock Vested During Fiscal 2009

	Option Awards		Stock Awards
	Number of Shares Acquired	Value Realized on	Number of Shares Acquired	Value Realized
	on Exercise	Exercise	on Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)(2)

Yuchun Lee	—	—	5,000	16,000
Kevin Shone	—	—	—	—
Eric Schnadig	—	—	30,310	124,316
Jason Joseph	—	—	7,500	48,500
David Sweet	—	—	7,500	24,000
Peter Cousins	—	—	5,000	16,000

(1)	Value realized upon exercise is based upon the market value of our stock at the time of exercise, minus the exercise price.

(2)	Value realized upon vesting is based on the closing price of our common stock on the applicable vesting date.

Employment Agreements and Potential Payments Upon Termination or Change-in-Control

Employment Agreements

We do not have formal employment agreements with any of our named executive officers.

As a condition to their employment, each named executive officer entered into a non-competition, non-disclosure and non-solicitation agreement. Pursuant to these agreements, each named executive officer has agreed not to compete with us or to solicit our employees during their employment and for a period of one year after their termination, to protect our confidential and proprietary information and to assign to us all intellectual property conceived of or developed during the term of their employment.

Potential Payments upon Termination or Change-in-Control

Our 2005 Stock Incentive Plan, as amended, provides that, except to the extent otherwise provided in an agreement evidencing any award, in the event of a change-in-control, 25% of the then unvested shares or options held by any individual, including any executive officer, shall become vested. In addition, under the plan, if the executive officer’s employment is terminated for good reason by the executive officer or without cause by us within 12 months after the change-in-control, an additional 25% of the unvested shares or options shall become vested. For these purposes, “change-in-control” generally means the consummation of the following: (a) the sale, transfer or other disposition of substantially all of our assets to a third party entity, (b) a merger or consolidation of our company with a third party entity, (c) a transfer of more than 50% of the outstanding voting equity of our company to a third party entity or (d) the point in time when our current directors (or replacement if elected by a majority of the board) no longer constitute a majority of the board of directors.

In addition, in December 2008, our compensation committee approved the adoption of a form of executive retention agreement, the provisions of which establish benefits to our executive officers in the event of a termination of employment following a change-in-control of our company. The agreements are primarily intended to reinforce and encourage the continued employment and dedication of our key personnel without distraction from the possibility of a change-in-control and related events and circumstances.

In general, the retention agreements provide that if a “change-in-control” (as defined in such agreements) occurs and the executive’s employment with us or our successor is terminated by us or our successor, other than for “cause, disability or death,” or by the executive for “good reason” (as those terms are defined in the agreements) within 12 months following a change-in-control of our company, then the executive would be entitled to, in addition to those benefits set forth in our 2005 Stock Incentive Plan, as amended, the following benefits:

•	Accelerated vesting of (i) 75% of the executive’s unvested equity awards (inclusive of any accelerated vesting provided for in the 2005 Stock Incentive Plan, as amended) if the executive has been employed by us for at least one year but less than two years or (ii) 100% of the executive’s unvested equity awards if the executive has been employed by us for at least two years;

•	Cash severance payments equal to the sum of (i) the executive’s highest base salary in effect during the 12 month period preceding the change-in-control and (ii) the executive’s target annual cash bonus in effect at the time of the change-in-control;

•	Continuation of health care benefits for a period of 12 months following termination of employment; and

•	Payment in cash of salary and unused vacation accrued through the termination date and a pro rata portion of the executive’s previous year’s bonus based on the termination date.

The following table describes, with respect to each of our fiscal 2009 named executive officers, the potential payments, benefits and acceleration of vesting applicable to stock options and other equity awards under our 2005 Stock Incentive Plan, as amended, and the employee retention agreements described above. The amounts shown below assume that the relevant triggering event occurred on September 30, 2009 and that each retention agreement was in effect on September 30, 2009. Actual amounts payable to each named executive officer listed below upon his termination can only be determined definitively at the time of each named executive officer’s actual termination.

		Benefits Payable Upon Termination Without Cause or Resignation for Good
		Reason Within 12 Months after a Change-in-Control
				Market Value of Stock Vesting on Termination(4)
	Benefits				Employed More
	Payable				Than One Year	Employed
	Upon a			Employed One	But Less Than	Two Years or
	Change-			Year or Less at	Two Years at	Longer at the
	in-	Cash	Healthcare	the Time of	the Time of	Time of
	Control	Payments	Benefits	Termination	Termination	Termination
Name	($) (1)	($) (2)	($) (3)	($) (5)	($) (6)	($) (7)

Yuchun Lee	158,720	630,000	12,332	—	—	634,881
Kevin Shone	129,500	350,000	12,332	259,000	—	—
Peter Cousins	89,795	325,000	12,332	—	265,384	—
Jason Joseph	106,892	280,000	—	—	—	427,566
Eric Schnadig	N/A	N/A	N/A	N/A	N/A	N/A
David Sweet	170,175	327,000	13,523	—	—	680,701

(1)	Amounts consist entirely of the value of accelerated vesting of 25% of each named executive officer’s unvested equity awards as of the change-in-control, pursuant to the 2005 Stock Incentive Plan, as amended, assuming a change-in-control date of September 30, 2009 and based on the fair market value of our common stock as of the close of market on September 30, 2009, which was $7.62 per share.

(2)	Represents the sum of (i) the executive’s highest base salary in effect during the 12 month period preceding September 30, 2009 and (ii) the executive’s target annual cash bonus in effect at the time of the change-in-control. Such amount is to be paid in a lump sum in cash within 60 days after the date of termination.

(3)	Represents amounts payable for continuation of coverage under our benefit plans for each named executive officer and each named executive officer’s family members. The value is based on the type of insurance coverage we carried for each named executive officer as of September 30, 2009 and is valued at the premiums in effect on September 30, 2009.

(4)	Amounts based on the fair market value of our common stock as of the close of market on September 30, 2009, which was $7.62 per share.

(5)	Amounts consist entirely of the value of accelerated vesting of 50% of each named executive officer’s unvested equity awards as of the change-in-control as provided for in the 2005 Stock Incentive Plan, as amended.

(6)	Amounts consist entirely of the value of accelerated vesting of 75% (inclusive of any accelerated vesting provided for in the 2005 Stock Incentive Plan, as amended) of each named executive officer’s unvested equity awards as of the change-in-control, pursuant to the executive retention agreements.

(7)	Amounts consist entirely of the value of accelerated vesting of 100% of each named executive officer’s unvested equity awards as of the change-in-control, pursuant to the executive retention agreements.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information about the securities authorized for issuance under our equity compensation plans as of September 30, 2009:

Equity Compensation Plan Information

(c)
Number of Securities
	(a)		Remaining Available
	Number of Securities	(b)	for Future Issuance
	to be Issued	Weighted-Average	Under Equity
	Upon Exercise of	Exercise Price of	Compensation Plans
	Outstanding	Outstanding	(Excluding
	Options, Warrants	Options, Warrants	Securities Reflected
Plan category	and Rights	and Rights	in Column(a))

Equity compensation plans approved by security holders	2,463,000 (1)	$5.40	2,555,000 (2)
Equity compensation plans not approved by security holders	—	—	—
Total	2,463,000 (1)	$5.40	2,555,000 (2)

(1)	Consists of shares issuable upon exercise or settlement of outstanding equity awards granted under our amended and restated 1993 stock option plan, our 2003 Stock Option Plan and our 2005 Stock Incentive Plan, as amended. However, this amount does not include an aggregate of 1,268,000 shares of restricted stock unit awards that were unvested as of September 30, 2009 under the 2005 Stock Incentive Plan, as amended and will vest through August 12, 2013.

(2)	Includes 1,929,000 shares issuable under our 2005 Stock Incentive Plan, as amended, and 626,000 shares issuable under our 2005 Employee Stock Purchase Plan, as amended. Shares issuable under the 2005 Stock Incentive Plan, as amended, may be increased annually on the first day of each of our fiscal years, during the period beginning in fiscal year 2006 and ending on the second day of fiscal year 2014, by a number of shares of common stock equal to the lesser of (A) 5,000,000 shares, (B) 5% of the shares of common stock outstanding as of the opening of business on such date or (C) an amount determined by the board.

INFORMATION ABOUT STOCK OWNERSHIP AND PERFORMANCE

Stock Owned by Directors, Executive Officers and Greater-Than-5% Stockholders

The following table sets forth information with respect to the beneficial ownership of our common stock as of December 31, 2009 (or such other date as indicated) for:

•	each person, entity or group whom we know to beneficially own more than 5% of our outstanding common stock;

•	each of our named executive officers, directors and our director-nominees; and

•	all of our executive officers, directors and our director-nominees as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by footnote, to our knowledge, the persons and entities named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws. Securities that may be beneficially acquired within 60 days of December 31, 2009, including shares subject to options exercisable within 60 days of December 31, 2009, and restricted stock units vesting within 60 days of December 31, 2009, are deemed to be beneficially owned by the person or entity holding such securities for the purpose of computing ownership of such person or entity, but are not treated as outstanding for the purpose of computing the ownership of any other person or entity. The applicable percentages of beneficial ownership are based on 21,072,375 shares of common stock outstanding as of December 31, 2009.

Unless otherwise indicated, the address of each of the individuals named below is: c/o Unica Corporation, Reservoir Place North, 170 Tracer Lane, Waltham, Massachusetts 02451.

				% of
		Right to		Common
	Outstanding	Acquire	Total Number	Stock
	Shares(1)	Within 60 Days	Beneficially Owned	Outstanding

5% Stockholders:
Palo Alto Investors LLC(2)	2,315,864	—	2,315,864	11.0%
470 University Ave. Palo Alto, CA 94301-1812
David Cheung(3)	1,850,107	—	1,850,107	8.8%
JMI Equity Fund IV, L.P. and related entities(4)	1,778,507	—	1,778,507	8.4%
2 Hamill Road, Suite 272
Baltimore, MD 21210
Diker Management LLC(5)	1,527,460	—	1,527,460	7.2%
745 Fifth Ave., Suite 1409
New York, NY 10151-1406
Directors and Executive Officers:
Yuchun Lee(6)	4,488,907	361,874	4,850,781	22.6%
James A. Perakis	26,819	67,164	93,983	*
Robert Schechter	—	85,497	85,497	*
Aron J. Ain	5,000	72,164	77,164	*
David Sweet	17,919	53,127	71,046	*
Jason Joseph	20,520	25,729	46,249	*
Carla Hendra	—	42,164	42,164	*
Peter Cousins	14,606	12,917	27,523	*
Kevin Shone	9,760	15,625	25,385	*
Gary Haroian	—	13,414	13,414	*
Louis Hernandez, Jr.	—	7,506	7,506	*
All executive officers and directors as a group	4,583,531	757,181	5,340,712	24.5%

*	Less than 1.0%.

(1)	Information with respect to our 5% stockholders was provided directly by such stockholders, and reflects their positions as of December 31, 2009.

(2)	Information obtained from Amendment No. 2 to Schedule 13G filed on February 17, 2009 on behalf of William Leland Edwards, Anthony Joonkyoo Yun, MD, Palo Alto Investors (“Palo Alto”), Palo Alto Investors, LLC (“PAI”). Each of Mr. Edwards, Dr. Yun, Palo Alto and PAI shares voting and dispositive power over and may be deemed to be the beneficial owner of 2,315,864 shares of the Company’s common stock.

PAI is a registered investment adviser and is the general partner and investment adviser of investment limited partnerships and is the investment adviser to other investment funds. PAI’s clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, shares of the

Company’s common stock. No individual client of PAI separately holds more than five percent of the Company’s common stock.

Palo Alto is the manager of PAI. Mr. Edwards is the controlling stockholder of Palo Alto. Dr. Yun is the President of PAI and Palo Alto. Each of Mr. Edwards, Dr. Yun, Palo Alto and PAI expressly disclaims membership in a group and beneficial ownership of any shares of the Company’s common stock except to the extent of his or its pecuniary interest therein.

Shares reflected as beneficially owned by Palo Alto Investors LLC and affiliated funds consist of 975,601 shares held by Palo Alto Small Cap Master Fund; 851,750 shares held by Microcap Partners LP; 398,612 shares held by Palo Alto Technology Master Fund; and 89,901 shares held by UBTI Free LP.

(3)	David Cheung is one of our co-founders and employees. Shares beneficially owned by Mr. Cheung consist of 607,323 shares held by the David Cheung Living Trust, 701,690 shares held by the Angela Cheung Living Trust, 170,585 shares held by the David Cheung 2004 Grantor Retained Annuity Trust and 370,509 shares held by the Angela Cheung 2004 Grantor Retained Annuity Trust. Mr. Cheung or his spouse is a trustee of each of these trusts.

(4)	Shares reflected as beneficially owned by JMI Equity Fund IV, L.P. and affiliated funds and by Mr. Woloson consist of 1,314,897 shares held by JMI Equity Fund IV, L.P., 104,127 shares held by JMI Equity Fund IV (AI), L.P., 333,469 shares held by JMI Euro Equity Fund IV, L.P., and 26,014 shares held by JMI Equity Side Fund, L.P. JMI Associates IV, L.L.C. is the general partner of JMI Equity Fund IV, L.P., JMI Euro Equity Fund IV, L.P. and JMI Equity Fund IV (AI), L.P. and may be deemed the beneficial owner of the shares held by such entities. Charles E. Noell III, Harry S. Gruner, Paul V. Barber, Robert F. Smith. Bradford D. Woloson and Peter C. Arrowsmith are managing members of JMI Associates IV, L.L.C. and may be deemed the beneficial owners of the shares beneficially owned by JMI Associates IV, L.L.C. Messrs. Noell, Gruner, Barber, Smith, Woloson and Arrowsmith disclaim beneficial ownership of the shares beneficially owned by JMI Associates IV, L.L.C., JMI Equity Fund IV, L.P., JMI Euro Equity Fund IV, L.P. and JMI Equity Fund IV (AI), L.P., except to the extent of their respective pecuniary interests therein. JMI Side Associates, L.L.C. is the general partner of JMI Equity Side Fund, L.P. and may be deemed the beneficial owner of the shares held by JMI Equity Side Fund, L.P. Messrs. Noell, Gruner, Barber and Woloson are officers of JMI Side Associates, L.L.C. and may be deemed the beneficial owners of the shares beneficially owned by JMI Side Associates, L.L.C. Messrs. Noell, Gruner, Barber and Woloson disclaim beneficial ownership of the shares beneficially owned by JMI Side Associates, L.L.C. and JMI Equity Side Fund, L.P., except to the extent of their respective pecuniary interests therein. Shares designated in the “Right to Acquire Within 60 Days” column are shares awarded to Bradford Woloson by virtue of his representation on our board of directors in accordance with our plan regarding compensatory arrangements with non-employee directors which became effective upon the closing of our initial public offering in August 2005 and was amended July 31, 2006 and March 7, 2008. Mr. Woloson resigned from our board of directors effective January 20, 2009.

(5)	Information obtained from a Schedule 13G/A filed on February 17, 2009 on behalf of Diker GP, LLC (“Diker GP”), Diker Management, LLC (“Management”), Charles M. Diker and Mark N. Diker. Each of Diker GP, Management, Mr. Charles Diker and Mr. Mark Diker share voting and dispositive power over 1,520,260 shares of the Company’s common stock.

Diker GP, LLC, is the general partner to Diker Value Tech Fund, LP (“VT”), Diker Value Tech QP Fund, LP (“VTQP”), Diker Micro-Value Fund, LP (“MV”), Diker Micro-Value QP Fund, LP (“MVQP”), Diker Micro & Small Cap Fund LP (“MS”) and Diker M&S Cap Master Ltd (“MSCM”) (collectively, the “Diker Funds”). Management is the investment manager of the Diker Funds. Mr. Charles Diker is the managing member of each of Diker GP and Management. Mr. Mark Diker is the managing member of each of Diker GP and Diker Management.

As the sole general partner of the Diker Funds, Diker GP, has the power to vote and dispose of the shares of the Company’s common stock owned by the Diker Funds and, accordingly, may be deemed the beneficial owner of such shares. Pursuant to investment advisory agreements, Management serves as the investment manager of the Diker Funds. Accordingly, Management may be deemed share voting and dispositive power over and to be the beneficial owner of shares of the Company’s common stock held by the Diker Funds. Mr. Charles Diker and Mr. Mark Diker are the managing members of each of Diker GP and Management, and in that capacity direct their operations. Therefore, Mr. Charles Diker and Mr. Mark Diker may be deemed to share voting and dispositive power over and to be beneficial owners of shares of the Company’s common stock beneficially owned by Diker GP and Management. Each of Diker GP, Management, Mr. Mark Diker and Mr. Charles Diker disclaim all beneficial ownership, however, as affiliates of a Registered Investment Adviser, and in any case disclaim beneficial ownership except to the extent of their pecuniary interest in such shares.

Shares reflected as beneficially owned by Diker Management LLC and affiliated funds consist of 566,214 shares held by the Diker Micro Value Fund; 657,698 shares held by the Diker Micro Value QP Fund; 175,573 shares held by the Diker Micro and Small Cap Fund; and 120,775 shares held by the Diker Micro and Small Cap Offshore Fund.

(6)	Shares beneficially owned by Mr. Lee include 805,390 shares held by the Yuchun Lee Living Trust, 166,913 shares held by the 2001 Lee Charitable Trust, 880,199 shares held by the Yuchun Lee 2004 GRAT, and 2,503,114 shares held by the Agustina Sumito Living Trust. Mr. Lee is a trustee of each of these trusts. Shares beneficially owned by Mr. Lee also include 14,520 shares held by Agustina Sumito, Mr. Lee’s spouse. Mr. Lee also holds 118,771 shares directly.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership on Form 3 and reports of changes in ownership on Form 4 or 5 with the SEC. These executive officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file. We believe that, except for the filings as set forth in the table below, during fiscal 2009, each of our directors, executive officers and/or 10% stockholders complied with all Section 16(a) filing requirements.

Number
of Transactions
That Were Not
	Number of	Reported on a
Name of Reporting Person	Late Reports	Timely Basis

Eric Schnadig	Two	Two

By Order of the Board of Directors,

Jason W. Joseph
Vice President, General Counsel & Secretary

Waltham, Massachusetts
January 25, 2010

ANNUAL MEETING OF STOCKHOLDERS OF
UNICA CORPORATION
February 25, 2010
Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders of Unica Corporation to be Held on February 25, 2010:
Unica Corporation's Proxy Statement, a sample of the form of proxy card sent or given to stockholders by Unica Corporation, and Unica Corporation's 2009 Annual Report to Stockholders
are available on our website located at http://investor.unica.com/annual-proxy.
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

■ 20330000000000001000 8	022510

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE SPECIFIED NOMINEES IN PROPOSAL ONE,
AND A VOTE "FOR" PROPOSAL TWO.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. ELECT THREE CLASS II DIRECTORS				FOR	AGAINST	ABSTAIN
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: O Carla Hendra O Louis Hernandez, Jr. O James Perakis		2. Ratification of the selection of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm of Unica Corporation for fiscal year 2010.	☐	☐	☐
In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED ON THE REVERSE OR, IN THE ABSENCE OF SUCH DIRECTION, FOR THE SPECIFIED NOMINEES IN PROPOSAL ONE, FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2010 AND IN ACCORDANCE WITH THE JUDGMENT OF THE PROXIES UPON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING, INCLUDING ANY ADJOURNMENTS THEREOF.

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE, WHICH REQUIRES POSTAGE IF NOT MAILED IN THE UNITED STATES.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●			THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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UNICA CORPORATION
RESERVOIR PLACE NORTH
170 TRACER LANE - WALTHAM, MA 02451

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD FEBRUARY 25, 2010
          The undersigned hereby authorizes and appoints Kevin P. Shone, Jason W. Joseph and Yuchun Lee, and each of them acting singly, as proxies with full power of substitution in each, to vote all shares of common stock, par value $0.01 per share, of Unica Corporation, held of record as of the close of business on Friday, January 8, 2010, by the undersigned at the Annual Meeting of Stockholders to be held on Thursday, February 25, 2010, at 10:00 A.M., local time, at the offices of Unica Corporation, Reservoir Place North, 170 Tracer Lane, Waltham, Massachusetts 02451, and at any adjournments thereof, on all matters that may properly come before said meeting.
(Continued and to be signed on the reverse side.)
 COMMENTS:

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